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Exhibit 10(a)

PURCHASE AGREEMENT

        THIS PURCHASE AGREEMENT is made as of May 3, 2002 by Scott Hilkene, an individual ("Shareholder"), Sally Hilkene, an individual ("Ms. Hilkene") and WD-40 Company, a Delaware corporation ("Purchaser").

RECITALS

        A.    Shareholder is the sole record shareholder of Heartland Corporation, a Kansas corporation ("Company"). Shareholder is willing to sell, and Purchaser desires to purchase, all of the outstanding shares of Company's common stock, subject to the terms and conditions contained herein.

        B.    Ms. Hilkene, Shareholder's ex-wife and holder of a contractual interest in 50% of Company's outstanding shares of common stock, is willing to consent to the sale of common stock by Shareholder to Purchaser and to relinquish her interests therein pursuant to the terms set forth herein.

        C.    Shareholder and Ms. Hilkene are willing to amend the existing lease agreements for certain real estate assets described below upon consummation of the purchase of the shares by Purchaser.

        In consideration of the foregoing and the mutual promises and covenants contained herein, the parties agree as follows.

ARTICLE I

THE TRANSACTION

        1.1    Purchase of Shares.    Subject to the terms and conditions of this Agreement, Purchaser agrees to purchase from Shareholder and Shareholder agrees with the concurrence of Ms. Hilkene as provided in this Agreement to sell to Purchaser, all of his shares of common stock, par value $1.00 per share, of Company (the "Shares"), for the purchase price set forth in Section 1.3 below.

        1.2    Lease of Facility.    As a condition to the purchase and sale of Shares pursuant to this Agreement, Shareholder and Ms. Hilkene agree to provide Company with a short term lease of certain real estate assets, as more specifically described on Schedule 1.2 (collectively, the "Facility").

        1.3    Purchase Price.    The aggregate purchase price for the Shares shall be $47,000,000, as adjusted pursuant to Section 1. "Purchase Price"). The Purchase Price shall be paid in the following consideration: cash in the amount of $35,000,000 and Purchaser's $.001 par value Common Stock in the amount of $12,000,000 (the "Purchaser Stock"). The cash portion of the Purchase Price shall be paid by wire transfer of immediately available funds to the accounts designated on Schedule 1.3. The Purchaser Stock portion of the Purchase Price, subject to the provisions of Section 8.6 providing security for indemnification, shall be delivered in accordance with the following provisions:

          (a)    Purchaser Stock Valuation.    The Purchaser Stock shall be that number of shares of Purchaser's Common Stock having a value equal to $12,000,000 based upon the average of the closing prices of Purchaser's shares on the NASDAQ Stock Market for the five (5) trading days prior to and ending on the day prior to Closing (the "Purchaser Stock Valuation Price").

          (b)    Delivery of Purchaser Stock.    The Purchaser Stock shall be delivered at the Closing (as hereinafter defined), by execution of an irrevocable letter of instructions to Purchaser's transfer agent to issue the shares to the persons, and in the proportionate amounts, set forth on Schedule 1.3B.

          (c)    Registration Rights and Restrictions on Transfer.    The Purchaser Stock shall be subject to restrictions on resale as may be required by the U.S. Securities and Exchange Commission (the "SEC") and, additionally those restrictions as are set forth in the Registration Rights Agreement attached hereto as Exhibit A, including a limitation on resale such that not more than 50,000 shares of such stock received by any person, and not more than 100,000 shares in aggregate, may be sold on the open market in any 30 day period. Purchaser agrees to cause to be filed with the SEC an application to register the Purchaser Stock as soon as practicable following the Closing Date. Purchaser shall use its best efforts to secure an effective registration within 90 days from the Closing.

        1.4    Purchase Price Adjustment.

          (a)    Adjustment.    The parties intend that the Closing Net Book Value (defined below) of Company on the Closing Date will be equal to $4,730,850. Subject to Section 1.4(c), a cash payment shall be paid as follows: (i) Purchaser shall pay Shareholder and Ms. Hilkene cash consideration to the extent the Closing Net Book Value on the Closing Date exceeds $4,730,850; and (ii) Shareholder and Ms. Hilkene shall pay Purchaser cash consideration to the extent the Closing Net Book Value on the Closing Date is less than $4,730,850 (in either case, the cash payment shall be referred to as the "Adjustment Amount"). For purposes of this Agreement, the "Closing Net Book Value" shall be equal to the amount of assets recorded on Company's books and records as of the Closing Date, less the amount of liabilities incurred in the ordinary course of business and recorded on Company's books and records as of the Closing Date, in each case (i) calculated in accordance with generally accepted accounting principles applied in a manner consistent with the preparation of Company's December 31, 2001 balance sheet included in Schedule 3.8, and (ii) determined in accordance with Section 1.4(b) below.

          (b)    Closing Statement.    Within 75 days after the Closing Date, Shareholder and Purchaser shall mutually prepare and agree upon a statement of the Closing Net Book Value and the Adjustment Amount (the "Closing Statement"). Subject to this Section 1.4(b), the Closing Statement and Adjustment Amount calculation shall be deemed to be final, binding and conclusive on the parties hereto absent fraud. If Shareholder and Purchaser are unable to agree on the Closing Net Book Value or any portion thereof within 75 days after the Closing Date, Shareholder and Purchaser shall submit the amounts in dispute for resolution to an independent accounting firm mutually appointed by Shareholder and Purchaser (such independent accounting firm being referred to as the "Arbiter"), which shall, within 90 days after such submission, determine and report to the parties upon such disputed amounts, and such report shall be final, binding and conclusive on the parties hereto absent fraud or manifest error. The fees and disbursements of the Arbiter shall be allocated between Purchaser and Shareholder so that each party's share of such fees and disbursements shall be in the same proportion that the aggregate amount of such disputed amounts so submitted to the Arbiter that is unsuccessfully disputed by each party (as finally determined by the Arbiter) bears to the total disputed amount. Notwithstanding anything to the contrary in this subsection (b), in the event the aggregate amount disputed does not exceed $100,000, in lieu of using the Arbiter, the parties stipulate that the Adjustment Amount shall be equal to 50% of such disputed amount.

          (c)    Payment of Adjustment Amount.    In the event the Closing Statement includes an Adjustment Amount, Shareholder and Ms. Hilkene each shall pay one-half of the Adjustment Amount to Purchaser, or Purchaser, as the case may be, shall pay one-half of the Adjustment Amount each to Shareholder and Ms. Hilkene in cash in immediately available funds within five business days after the Closing Statement has been finalized and any disputes with respect thereto have been resolved in accordance with the recipient's instructions, together with interest thereon for the period commencing on the Closing Date through the date on which all of the Adjustment Amount is paid (such interest to be calculated at the rate announced from time to time during such period by Citibank, NA as its United States prime base rate for commercial loans, as published in The Wall Street Journal).

ARTICLE II

CLOSING

        2.1    Closing.    The closing (the "Closing") for the purchase and sale of the Shares shall take place at San Diego, California, on May 31, 2002 (the "Closing Date"), or such other place and time mutually agreeable to the parties.

        2.2    Deliveries at Closing.    The following deliveries shall be made at the Closing:

          (a)    Shareholder's Deliveries.    Shareholder shall deliver to Purchaser:

            (i)    Stock certificates representing all of the Shares, endorsed in blank or accompanied by duly executed assignment documents, and with all required transfer tax stamps, if any, affixed.

            (ii)  The Lease Amendments, as described in Article V, shall be executed by Shareholder and Ms. Hilkene, as Lessor, and on behalf of the Company, as Lessee, by its duly authorized officers.

            (iii)  Opinion letter from counsel for Company in the form of Exhibit B.

            (iv)  Receipt for the Purchase Price.

            (v)  "Good Standing" certificate for Company and a certified copy of the articles of incorporation and all amendments thereto issued by the Secretary of State of Kansas and dated as of a date within 21 days prior to the Closing Date.

            (vi)  Any other certificates, documents or instruments referred to in Section 7.1 of this Agreement.

          (b)    Purchaser's Deliveries.    Purchaser shall deliver to Shareholder and Ms. Hilkene:

            (i)    The cash portion of the Purchase Price and the irrevocable letter of instructions for issuance of the Purchaser Stock in accordance with Section 1.3 above.

            (ii)  Any certificates, documents or other instruments referred to in Section 7.2.

          (c)    Other Deliveries.

            (i)    Confidentiality and Non-Competition Agreements in substantially the form attached hereto as Exhibits C-1, C-2 and C-3 signed, respectively, by Shareholder, Ms. Hilkene and by Company employees, Conni Woolard and C. Peter Bergener.

            (ii)  Registration Rights Agreement signed by Shareholder, Ms. Hilkene and Purchaser substantially in the form of Exhibit A.

            (iii)  Escrow Agreement signed by Shareholder, Ms. Hilkene and Purchaser substantially in the form of Exhibit D.

            (iv)  Any other receipts reasonably required by Purchaser.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER AND MS. HILKENE

        Shareholder represents and warrants to Purchaser as follows (the representations and warranties of Ms. Hilkene follow, commencing at Section 3.30):

        3.1    Title to Shares.    Except for Ms. Hilkene's contractual interest in the Shares, Shareholder has the right, power and authority to sell, assign and transfer the Shares to Purchaser, free and clear of any liens, security interests, pledges, claims, restrictions, encumbrances, options or other purchase rights.

        3.2    Organization and Qualification.    Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas. Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a material adverse effect on the financial condition of Company. Company has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.

        3.3    Capitalization.    The entire authorized capital stock of Company consists of 50,000 shares of common stock, of which 100 shares are issued and outstanding. Shareholder is the sole record shareholder of Company and there are no options, warrants, purchase rights, subscription rights, conversion rights or other contracts or commitments that could cause Company to issue or sell any of its common stock.

        3.4    Power and Authority.    Shareholder has the power and authority to enter into this Agreement and all other agreements and instruments contemplated hereby, to perform his obligations hereunder and thereunder without the need for the consent or approval of any other person, other than Ms. Hilkene, or any entity or governmental agency.

        3.5    Subsidiaries.    Company does not control, directly or indirectly through one or more intermediaries, any other entity or enterprise. Company's current Canadian subsidiary has been, or will be prior to the Closing, dissolved or divested, and all assets of said subsidiary material to the conduct of Company's business are now owned by Company.

        3.6    Authorization and Enforceability.    This Agreement and all other agreements and instruments contemplated hereby have been duly executed and delivered by Shareholder. This Agreement and each of the other agreements and instruments contemplated hereby constitute the legal, valid and binding obligation of Shareholder, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, receivership, moratorium and similar laws relating to or affecting the enforceability of creditors' rights generally or laws concerning equitable remedies.

        3.7    Noncontravention.    Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement, will (a) contravene any provision of Company's articles of incorporation or bylaws; or (b) except as set forth on Schedule 3.7, violate or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice or both, constitute a default) under any of the terms, conditions or provisions of any indenture, mortgage, loan, credit agreement, sales representative agreement, customer agreement or relationship or supplier agreement or relationship, or any other agreement, relationship or instrument to which Company or Shareholder is a party, or any judgment or order of any court or governmental department, commission, board, agency or instrumentality, domestic or foreign, or any applicable federal or Kansas law, rule or regulation.

        3.8    Financial Statements.    Company has delivered to Purchaser an audited balance sheet and statements of income and cash flows of Company for the fiscal year ended December 31, 2001 ("Balance Sheet Date"), and an unaudited balance sheet and statements of income and cash flows of Company for each of the fiscal years ended December 31, 2000 and 1999, all of which are attached hereto as Schedule 3.8. The audited balance sheet and statements of income and cash flows of Company for the fiscal year ended on the Balance Sheet Date: (i) were prepared in accordance with the books and records of Company, and (ii) present fairly, in all material respects, the consolidated financial position of Company and Company's Canadian operations as of the Balance Sheet Date, and the consolidated results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

        3.9    No Changes.    Except as set forth on Schedule 3.9 or Schedule 3.22, since the Balance Sheet Date, there has not been any material adverse change in the business, financial condition, properties, liabilities or operations of Company.

        3.10    Taxes.    Company has timely (as of original due dates or extensions of time to file, but in any event prior to the Closing Date) filed all federal, state, local and foreign tax returns and reports (including all material informational returns to be provided to third parties) for income, sales, withholding, franchise, payroll, property taxes, and all other taxes of every kind, nature and description that are required by applicable law to be filed by or with respect to Company, and all such tax returns are, in the aggregate, materially complete and accurate and have been prepared in accordance with applicable tax principles and accurately reflect all taxable income and expenses, and tax liabilities for the periods disclosed therein. Company has timely paid, caused to be paid, or made provision for the payment of, all taxes, assessments, penalties or interest which have been assessed or may become due. Company has, or will have, properly withheld and timely paid all withholding and employment taxes which it was required to withhold and pay relating to salaries, compensation and other amounts paid to its employees up to and through the Closing Date. Shareholder has no knowledge of any notice of any actual or proposed audit, adjustments, changes, liens, assessments, penalties, or interest claims with respect to any matters of taxation of Company. A copy of all tax returns filed by Company since 1998 have been made available to Purchaser.

        3.11    Litigation.    Except as set forth on Schedule 3.11, (a) there are no material actions, suits, investigations or proceedings pending or, to Shareholder's knowledge, threatened against or affecting Company or, to the extent material to Purchaser's interests herein, Shareholder, at law or in equity, by or before any court or governmental department, agency or instrumentality; and (b) to Shareholder's knowledge there are presently no outstanding written judgments, decrees or orders of any court or any governmental or administrative agency against or affecting Company or, to the extent material to Purchaser's interests herein, Shareholder.

        3.12    Consents.    Except as set forth in Schedule 3.12 and Section 6.2 below, no consent, approval or authorization of, or registration, notice or filing with, any person, including any governmental authority or other regulatory authority, is required in connection with (a) the execution and delivery by Shareholder of this Agreement or (b) the consummation by Shareholder of the transactions contemplated hereby.

        3.13    Environmental Matters.    Company is in material compliance with all federal, state and municipal environmental laws, ordinances, rules, regulations and requirements that affects its operations at the Facility; to Shareholder's knowledge there has not been a spill or discharge of a substance, chemical, waste or other material which is listed, defined or otherwise identified as hazardous, toxic or dangerous under any applicable law at the Facility; Company has no liabilities (direct or indirect, contingent or otherwise), relating to or arising from any environmental matters at the Facility, other than the obligations to comply with normal permitting and other regulations; there are no claims pending or, to Shareholder's knowledge, threatened against Company related to any environmental matters; and there is no underground or above-ground storage tank or pipeline at the Facility. A copy of all Phase Is performed on the Facility have been made available to Purchaser.

        3.14    Legal Compliance.    To Shareholder's knowledge Company has (a) materially complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of federal, state, local and foreign governments (and all agencies thereof) and (b) obtained all material permits and authorizations necessary for Company to lawfully conduct and operate its business, except where the failure to comply or obtain such permit or authorization would not have a material adverse effect upon the business, financial condition, properties, liabilities or operations of Company.

        3.15    Property and Title to Assets.    Schedule 3.15 lists all real property and personal property (tangible and intangible) owned or leased by Company which is material to Company in the conduct of its businesses, including any liens or other interest therein of third parties. Except as set forth on Schedule 3.15, Company owns, free and clear of claims, offsets and encumbrances, all assets referred to in Schedules 3.8, 3.15, and 3.21, all of Company's rights under contracts and all other assets reflected in Company's books and records as being owned by Company. Each material asset of Company is free of defects and deficiencies and in good condition and repair (ordinary wear and tear excepted).

        3.16    Inventory.    Company's inventory is current, merchantable, usable and salable at normal prices and discounts in the ordinary course of business, and is at a level consistent with the normal practices of Company's business and the reserves for obsolete or slow moving inventory reflected on Company's financial statements set forth in Schedule 3.8 and to be reflected on the Closing Statement described in Section 1.4(b) are, and will be, adequate.

        3.17    Accounts Receivable.    All of Company's accounts receivable have arisen from bona fide transactions by Company in the ordinary course of business and, the extent not previously collected, are collectible in the ordinary course of business in accordance with their terms, except to the extent of reserves for doubtful accounts reflected on the financial statements included in Schedule 3.8 and to be reflected on the Closing Statement described in Section 1.4(b), which reserves are, and will be, adequate. There is no contract, claim or right of setoff for such receivables other than returns in the ordinary course of business.

        3.18    Labor Matters.    Schedule 3.18 sets forth a complete and accurate list of the following information for each employee of Company (including any employee on leave of absence): name, job title, compensation paid or payable in 2001 and 2002, accrued vacation, service credited for purposes of vesting and eligibility to participate under any employee benefit plan of Company, and identification of any written or oral employment agreement with such employee. All employee benefits and compensation, including but not limited to, wages, obligations under Benefit Plans (as defined in Section 3.22 below) and accrued vacation have been, or will be prior to the Closing Date, paid or accrued, and all loans or other advances to employees have been, or will have been as of the Closing Date, collected or assigned to Shareholder for collection. No employees of Company are covered by any collective bargaining agreement. There are no representation questions, arbitration proceedings, labor strikes, slowdowns or stoppages, material grievances or other labor troubles, or individual employee complaints, grievances or disputes pending or, to the knowledge of Shareholder, threatened with respect to the employees or former employees of Company.

        3.19    Contracts.    Schedule 3.19 is a true and correct list of each written, oral, implied or other agreement, contract, license, obligation, promise or undertaking that is valid and legally binding (each, a "Contract") to which Company is a party or by which any of its assets, businesses or operations is bound or affected, and which:

          (a)  involves the performance of services or delivery of goods or materials by Company of an amount or value in excess of $15,000 in any 12-month period or, in the case of a series of Contracts of a similar nature, where the aggregate amount or value involved is in excess of $20,000 in any 12-month period;

          (b)  involves the performance of services or delivery of goods or materials to Company of an amount or value in excess of $15,000 in any 12-month period or, in the case of a series of

  Contracts of a similar nature, where the aggregate amount or value involved is in excess of $20,000 in any 12-month period;

          (c)  was not entered into in the ordinary course of business and involves expenditures or receipts of Company in excess of $20,000 in any 12-month period;

          (d)  is a lease, rental or occupancy agreement, license, installment or conditional sale agreement or other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment or conditional sales agreements having a value per item or aggregate payments of less than $20,000 and with terms of less than one year);

          (e)  is a licensing agreement or other Contract with respect to patents, trademarks, copyrights or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or nondisclosure of any Intellectual Property (as defined in Section 3.21);

          (f)    is a joint venture, partnership or other Contract involving a sharing of profits, losses, costs or liabilities by Company with any other person;

          (g)  contains covenants that in any way purport to restrict the business activity of Company or limit the freedom of Company to engage in any line of business or to compete with any person or otherwise restricts the right of Company to use or disclose any information in its possession;

          (h)  provides for payments to or by any person based on sales, purchases or profits, other than direct payments for goods;

          (i)    is a management, consulting, employment, independent contractor or other agreement providing for employment or the rendition of services to Company;

          (j)    is an agreement for the storage, transportation, treatment or disposal of any hazardous waste or hazardous byproduct;

          (k)  is an agreement, note or other evidence of any indebtedness, guarantee, pledge or security interest of Company or with respect to its assets, or, with respect to the interests of Company, any such agreement of Shareholder or Ms. Hilkene; or

          (l)    is any other agreement, lease, license, evidence of indebtedness, mortgage, indenture, security agreement or other contract that is material to the conduct of Company's business or its financial condition.

Each Contract is valid and in full force and effect, and is enforceable by Company in accordance with its terms. Company, Shareholder, and, to Shareholder's knowledge, each other person that has any obligation or liability under any Contract, is in material compliance with all applicable terms and requirements of each Contract, and no event has occurred that (with or without notice or lapse of time) may contravene, conflict with, or result in a material violation or material breach of, or give Company or any other person the right to declare a default under, or to accelerate the maturity or performance of, or to cancel or modify, any Contract.

        3.20    Insurance.    Copies of all insurance policies ("Policies") of Company have been made available to Purchaser and a list of such Policies and the coverages provided by such Policies is set forth on Schedule 3.20. Company has insured its assets against loss or damage resulting from fire, theft or other risks insured against loss or damage for the amounts set forth in such Policies. There are no pending claims under or based on any of the Policies and no condition or circumstances exist, that would likely (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such claim. Company has not received any notice or other communication regarding the actual or possible cancellation or invalidation, refusal of coverage or rejection of any claim under any of the Policies.

        3.21    Intellectual Property Rights.

          (a)    Title to Intellectual Property.    All (i) patents, patent applications and invention disclosures; (ii) trademarks (and any registrations and applications therefore), other unregistered trademarks, slogans, trade names, logos, trade dress and service marks (and any registrations and applications therefore); (iii) registered and unregistered copyrights, including, but not limited to copyrights in software and databases; (iv) software programs and databases; and (v) unpatented or unpatentable (whether or not reduced to practice) methods, devices, technology, trade secrets, proprietary information and know-how of Company, or material to Company's business, are listed on Schedule 3.21 ("Intellectual Property"), and, except as set forth on Schedule 3.21, are owned by Company free and clear of any liens, charges and encumbrances.

          (b)    Right to Use.    Company has the unqualified right, without license from, consent of or accounting to any third parties, to use all Intellectual Property and to sell all its products utilizing such Intellectual Property.

          (c)    Noninfringement.    No claim has been made that the use of any of the Intellectual Property by Company does or may violate the rights of any third person.

          (d)    Protection.    Company has taken reasonable measures and precautions to protect the confidentiality and value of the Intellectual Property.

          (e)    Licenses.    Except as set forth on Schedule 3.21, Company has not licensed or sublicensed any party to use any of the Intellectual Property.

          (f)    Governmental Restrictions.    Except as set forth on Schedule 3.21, there are no governmental restrictions or limitations, domestic or foreign, known to Shareholder, on the manner in which any of the Intellectual Property may be used that would prevent Company from using the Intellectual Property in the manner it is currently being used.

          (g)    Sifers Matters.    Neither Don S. Sifers nor D. S. Sifers Corporation has any ownership interest in any of the Intellectual Property.

        3.22    Employee Benefit Plans.    Set forth on Schedule 3.22 is a list of each (i) "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and (ii) all other pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, employment, severance, salary continuation, termination, change-of-control, health, life, disability, group insurance, vacation, holiday and fringe benefit plan, program, contract or arrangement (whether written or unwritten) maintained, contributed to, or required to be contributed to, by Company or under which Company has any liability (collectively, the "Benefit Plans"). To Shareholder's knowledge, each Benefit Plan has been maintained, funded and administered in accordance with the terms of such Benefit Plan and complies in form and in operation in all respect with the applicable requirements of ERISA and the Internal Revenue Code of 1986, except where the failure to comply would not have a material adverse effect on the financial condition of Company.

        3.23    Affiliate Transactions.    Except as set forth in Schedule 3.23, since the Balance Sheet Date, Company has not been involved in any material business arrangement or relationship with any person or entity that either directly or indirectly controls, is controlled by, or is under common control with Company, including Shareholder and Ms. Hilkene.

        3.24    No Undisclosed Liabilities.    Company has no liability or obligation of any nature, whether due or to become due, absolute, contingent or otherwise, except liabilities and obligations (a) reflected in the financial statements included in Schedule 3.8, (b) incurred in the ordinary course of business since the Balance Sheet Date and (c) listed on Schedule 3.24. Company has not, and will not have, incurred or otherwise become subject to any material liability, net of warranty and return reserves and excluding claims covered by insurance, arising directly or indirectly from any product manufactured or sold by Company at any time prior to the Closing.

        3.25    Books and Records.

          (a)    Corporate Books.    The books of account, minute books and other records of Company, all of which have been made available to Purchaser, are complete and correct in all material respects.

          (b)    Bank Accounts.    Schedule 3.25 sets forth the name of each bank in which Company has an account or safe deposit box or with which Company has an arrangement for safekeeping.

        3.26    Brokers.    Shareholder has not incurred any brokers', finders' or any similar fee in connection with the transactions contemplated by this Agreement, except for the fees of A.G. Edwards & Sons, Inc., which shall be the responsibility of Shareholder and Ms. Hilkene.

        3.27    Definitions.    For purposes of this Agreement:

          (a)    Knowledge.    A person will be deemed to have "knowledge" of a particular fact or other matter if (i) such individual is actually aware of such fact or other matter; or (ii) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter. For purposes of this Article III, the knowledge of the executive officers of Company shall be attributed to Shareholder.

          (b)    Materiality.    Any provision in this Agreement that is qualified by the term "material," "materially" or a term of similar meaning shall be deemed to mean an actual economic impact (profit or loss as the context of the text is applicable) of more than $100,000 to Company for each such item.

        3.28    No Other Representations and Warranties.    Except for the representations and warranties contained in Sections 3.1 through 3.29 of this Agreement, Shareholder makes no express or implied representation or warranty and Shareholder hereby disclaims any such representation or warranty with respect to the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

        3.29    Full Disclosure.    None of the representations and warranties of Shareholder in this Agreement contains or will contain an untrue statement of material fact or omits or will omit to state any fact necessary to make any of the representations, warranties or statements contained herein not misleading.

        Ms. Hilkene represents and warrants to Purchaser as follows:

        3.30    Title to Shares.    Ms. Hilkene holds a contractual interest in the Shares and will grant the appropriate consents and irrevocably authorizes Shareholder to sell, assign and transfer the Shares to Purchaser pursuant to the terms of this Agreement, free and clear of any liens, security interests, pledges, claims, restrictions, encumbrances, options or other purchase rights.

        3.31    Power and Authority.    Ms. Hilkene has the power and authority to enter into this Agreement and all other agreements and instruments contemplated hereby, and to perform her obligations hereunder and thereunder without the need for the consent or approval of any other person, other than Shareholder, or any entity or governmental agency.

        3.32    Authorization and Enforceability.    This Agreement and all other agreements and instruments contemplated hereby (to the extent applicable to Ms. Hilkene) have been duly executed and delivered by Ms. Hilkene. This Agreement and each of the other agreements and instruments contemplated hereby (to the extent applicable to Ms. Hilkene) constitute the legal, valid and binding obligation of Ms. Hilkene, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, receivership, moratorium and similar laws relating to or affecting the enforceability of creditors' rights generally or laws concerning equitable remedies.

        3.33    Don S. Sifers and D.S. Sifers Corporation.    To Ms. Hilkene's knowledge, neither Don Sifers nor D.S. Sifers Corporation has any ownership interest in any of the Intellectual Property (as defined in Section 3.21 and set forth in Schedule 3.21).

        3.34    Full Disclosure.    None of the representations and warranties of Ms. Hilkene in this Agreement contains or will contain an untrue statement of material fact or omits or will omit to state any fact necessary to make any of the representations, warranties or statements contained herein not misleading.

        3.35    No Other Representations and Warranties.    Except for the representations and warranties contained in Sections 3.30 through 3.35 of this Agreement, Ms. Hilkene makes no express or implied representation or warranty and Ms. Hilkene hereby disclaims any such representation or warranty with respect to the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement. Furthermore, Ms. Hilkene expressly disclaims any representation or warranty, express or implied, provided to Purchaser under this Agreement by Shareholder, including, without limitation, any representations or warranties regarding Company, its business or financial condition, the Shares or the Facility.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Purchaser represents and warrants to Shareholder and Ms. Hilkene as follows:

        4.1    Organization.    Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

        4.2.    Power and Authority.    Purchaser has the requisite corporate power and authority to enter into this Agreement and all other agreements and instruments contemplated hereby, and to perform Purchaser's obligations hereunder and thereunder without the need for the consent of any other person or entity, or if necessary, such consent has been or will be obtained on or before the Closing Date. Purchaser is not required to give any notice to, make any filing with or obtain any authorization, consent or approval of any court, arbitrator, government or governmental agency, foreign or domestic, in order to consummate the transactions contemplated by this Agreement.

        4.3    Authorization and Enforceability.    This Agreement has been and all other agreements and instruments of Purchaser contemplated hereby have been or will be duly executed and delivered by Purchaser. This Agreement constitutes and each of the other agreements and instruments contemplated hereby constitute the legal, valid and binding obligation of Purchaser enforceable in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium and similar laws relating to or affecting the enforceability of creditors' rights generally or laws concerning equitable remedies.

        4.4    Investment Intent.

          (a)  The Shares are being acquired for Purchaser's own account, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the United States Securities Act of 1933, as amended (the "Securities Act"), or the securities laws of any other jurisdiction applicable to Purchaser.

          (b)  Purchaser and its representatives have been afforded full and free access to corporate books, records, financial statements, contracts, documents, and other information concerning

  Company and to offices and facilities of Company, have been afforded an opportunity to ask such questions of Company's officers, employees, agents, accountants, representatives, lenders, trade creditors, customers and suppliers concerning Company's business, operations, financial condition, assets, liabilities, and other relevant matters as they have deemed necessary or desirable, and have been given all such information as has been requested, in order to evaluate the merits and risks of purchasing the Shares.

          (c)  Purchaser is an accredited investor within the meaning of Rule 501(a) promulgated under the Securities Act, and has such knowledge and experience in financial and business matters that Purchaser is capable of evaluating the merits and risks of purchasing the Shares pursuant to the terms of this Agreement and of protecting Purchaser's interests in connection therewith.

        4.5    Noncontravention.    Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement, will (a) contravene any provision of Purchaser's certificate of incorporation or bylaws; or (b) violate or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice or both, constitute a default) under any of the terms, conditions or provisions of any indenture, mortgage, loan, credit agreement, or any other agreement or instrument to which Purchaser is a party, or any judgment or order of any court, arbitrator, government or governmental agency, domestic or foreign, or any applicable federal law, rule or regulation.

        4.6    Government Approvals.    Except for the requisite notices and filings by Purchaser under the HSR Act (as defined in Section 6.2), no permission, approval, determination, consent or waiver by, or any declaration, filing or registration with, any governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement by Purchaser.

        4.7    Litigation.    To Purchaser's knowledge, there are no actions, suits, investigations or proceedings pending or threatened against Purchaser at law or in equity, by or before any court, arbitrator, government or governmental agency, foreign or domestic, which may affect Purchaser's ability to consummate the transactions contemplated by this Agreement.

        4.8    Financing.    Purchaser has the financial capacity, or all financing commitments necessary, to consummate the transactions contemplated by this Agreement. Purchaser will provide to Company or its representatives, immediately following execution of this Agreement by all parties, true and complete copies of any such financing commitments. Purchaser has not incurred any brokers', finders' or any similar fee in connection with the transactions contemplated by this Agreement other than obligations to Shoreline Partners, LLC for which Purchaser will be solely responsible.

        4.9    Purchaser Acknowledgement.    Purchaser acknowledges that Ms. Hilkene has had no involvement with Company or its business and understands that Ms. Hilkene makes no representations or warranties regarding Company, its business or financial condition, or the Facility. Purchaser further represents that, except with respect to the holdback/escrow of Ms. Hilkene's Purchaser Stock as set forth in Section 8.6 below, Ms. Hilkene shall have no liability to Purchaser for any breach of any representation or warranty or nonfulfillment of any covenant or obligation of Shareholder under this Agreement or any misrepresentation in any statement, document, certificate, schedule or exhibit furnished or to be furnished to Purchaser pursuant to this Agreement.

        4.10    No Knowledge of Misrepresentations.    Purchaser has no actual knowledge of any misrepresentation by Shareholder or Ms. Hilkene in this Agreement or of any breach by Shareholder or Ms. Hilkene of any of Shareholder's or Ms. Hilkene's respective representations and warranties contained herein or in any other agreement or certificate executed in connection herewith, which could give rise to a claim for indemnification under Section 8.1.

        4.11    No Other Representations or Warranties.    Except for the representations and warranties contained in Article IV of this Agreement, Purchaser makes no express or implied representation or warranty and Purchaser hereby disclaims any such representation or warranty with respect to the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

        4.12    Full Disclosure.    None of the representations and warranties of the Purchaser in the Agreement contains or will contain an untrue statement of material fact or omits or will omit to state any fact necessary to make any of the representations, warranties or statements contained herein not misleading.

ARTICLE V

LEASE OF FACILITY

        Lease Amendments.    At Closing, Shareholder and Ms. Hilkene agree to execute lease amendments (the "Lease Amendments") to the existing leases for the Facility between Company and Shareholder and Ms. Hilkene, providing for the automatic termination of each of said leases six months after the Closing Date.

ARTICLE VI

ADDITIONAL COVENANTS

        6.1    General.    Each party will use its best efforts to take all action and to do all things necessary, proper or advisable in order to consummate the transactions contemplated by this Agreement, including satisfaction, but not waiver, of the closing conditions set forth in Article VII below.

        6.2    Hart-Scott Rodino Act.    If applicable, each of the parties has filed or will file, within five business days after execution of this Agreement, any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and will use their best efforts to obtain an early termination of the applicable waiting period and will make any further filings in connection therewith that may be necessary.

        6.3    Governmental Approvals.    Each of the parties will use their best efforts to obtain and maintain all consents, licenses, permits, waivers, approvals, authorizations or orders from any government or governmental agencies, foreign or domestic, or stock exchanges in any jurisdiction, which are required to be obtained or made by Shareholder, Company or Purchaser in connection with the authorization, execution or delivery of this Agreement and the transactions and agreements contemplated hereby.

        6.4    Operation of Business.    During the period prior to the Closing Date, except as set forth in Schedule 6.4, Shareholder will cause Company to:

          (a)  conduct its business in the ordinary course and in material compliance with all applicable laws, regulations and permits and use its best efforts to maintain its business, assets and relationships with customers, employees, suppliers and creditors;

          (b)  not permit or allow any of its properties or assets to be mortgaged, pledged or otherwise subject to any material lien, other than material liens in existence on the date of this Agreement, as set forth on Schedule 3.15;

          (c)  not amend its articles of incorporation or bylaws, nor make any changes in its issued and outstanding capital stock;

          (d)  not grant any options, warrants or other rights to purchase any capital stock, issue or sell any capital stock or purchase any capital stock or securities convertible into capital stock;

          (e)  not merge into or with or consolidate with any other person or entity or sell any capital asset material to Company's business;

          (f)    not file any motions, orders, briefs, settlement agreements or other papers in any proceeding before any court, arbitrator, government or governmental authority except filings (i) with respect to pending proceedings where positions advanced are substantially consistent with previous positions, or (ii) that could not constitute a material adverse change in the business, financial condition, liabilities, properties, or operations of Company, taken as a whole;

          (g)  not, except for routine increases on employee anniversary dates and the bonuses to key employees, severance pay to employees and other payments set forth in Schedule 6.4, (i) grant any increase in the monthly base salary or hourly rate of pay of any Company employee, (ii) institute or amend any Benefit Plan, or (iii) enter into or modify any employment arrangement or agreement with any person;

          (h)  not make any loans or advances to any person or entity, other than in the ordinary course of business consistent with past practice; and

          (i)    perform in all respects its obligations under all Contracts.

          (j)    Make no price changes for the products sold by Company pending close of the transaction without the prior written consent of Purchaser.

        6.5    Full Access.    Prior to the Closing, Company shall afford Purchaser and Purchaser's financial advisors, legal counsel, accountants, consultants and other representatives, upon reasonable notice, full access during normal business hours to all of its books, records, properties, plans and key employees for the purpose of conducting any additional due diligence review and investigation and to train Purchaser's employees and otherwise prepare for integration of Company's business into Purchaser's business; provided, however, that nothing resulting from any further due diligence review or investigation shall act in any way to allow Purchaser to fail to pay the full Purchase Price or otherwise to avoid its obligations hereunder except as specifically permitted under the terms of this Agreement.

        6.6    Public Announcements.    Any public announcement relating to this Agreement or the transactions contemplated hereby will be mutually agreed upon and jointly made by the parties; provided, however, that either party may make any public disclosure it believes in good faith is required by applicable law (in which case the disclosing party will use its reasonable efforts to advise the other party prior to making the disclosure).

        6.7    Exclusivity.    Until the Termination Date (as defined in Section 9.1(b)), none of Shareholder, Ms. Hilkene, Company or any of Company's officers, directors, employees, financial advisers, brokers shall discuss or negotiate with any person or entity any written expression of interest, proposal, letter of intent or agreement, for or on behalf of Company or Shareholder, with respect to the sale of all or any portion of the Shares or all or substantially all of its assets (by acquisition, merger, consolidation, joint venture or otherwise) to a third party.

        6.8    Access to Information Post-Closing.    Until December 31, 2008, Purchaser agrees to permit Shareholder, Ms. Hilkene and their respective attorneys, accountants and agents access to and the right to copy, or in the alternative, Purchaser shall provide copies of, any records of Company existing prior to and at the Closing Date ("Company Records"), as Shareholder or Ms. Hilkene may deem reasonably necessary for legitimate business purposes. Any such examination and copying shall be at the expense of Shareholder or Ms. Hilkene, as applicable, and shall not unreasonably interfere with the normal business activities of Purchaser. Purchaser shall notify Shareholder and Ms. Hilkene if at any time prior to December 31, 2008 it intends to destroy any or all of the Company Records, and Shareholder and Ms. Hilkene shall have the right to review and remove such Company Records at their expense.

        6.9    Confidentiality Agreement.    The parties agree that the provisions of the Confidentiality Agreement dated in January, 2002 between Purchaser and A.G. Edwards & Sons, Inc., as agent for Shareholder, Ms. Hilkene and Company (the "Confidentiality Agreement"), shall remain in full force and effect and shall survive termination of this Agreement; provided, that, immediately following the Closing, the Confidentiality Agreement shall be deemed to have been terminated without further action by the parties.

        6.10    Risk of Loss.    All risk of loss and rights to insurance proceeds with respect to the Facility or Company's assets shall remain with Shareholder and Ms. Hilkene or Company, as applicable, until the Closing and, assuming the occurrence of the Closing, shall pass to the Purchaser immediately after the Closing.

        6.11    Tax Elections.

          (a)  Shareholder and Purchaser agree to cause Company to make an election as of the Closing Date under Section 1377(a)(2) of the Internal Revenue Code to have the rules under Section 1377(a)(2) apply as if the taxable year consisted of two separate taxable years. Shareholder and Purchaser agree to execute and deliver any and all documentation required by Company to effectuate the foregoing.

          (b)  Purchaser and Shareholder agree to make an election under Section 338(h)(10) of the Internal Revenue Code with respect to Purchaser's acquisition of the outstanding common stock of Company. For purposes of such election, the parties shall, as soon as practicable following the Closing and in good faith, agree upon an allocation of the aggregate deemed sales price ("ADSP") and the adjusted grossed-up basis ("AGUB") among the assets of Company to be reported to the Internal Revenue Service in connection with such election. Such allocation shall be made in accordance with the rules established in Department of Treasury Regulations adopted under Section 338 of the Internal Revenue Code. No failure to agree upon such allocation shall relieve any party from the obligation to make the election agreed to herein. Purchaser and Shareholder agree to execute and deliver any and all other documentation required to effectuate the foregoing. Purchaser agrees to pay, after December 31, 2002, upon presentation of a verified calculation, the additional tax costs incurred by Shareholder, if any, as a result of the election under Section 338(h)(10). Such calculation shall compare the difference in Shareholder's tax liability for the calendar year 2002 with the amount of such liability had no 338(h)(10) election been made by Purchaser and Shareholder. Such calculation shall be certified by Grant Thornton LLP.

        6.12    Post-Closing Obligations of Shareholder.    Shareholder agrees, without additional consideration, to provide post-closing consultation services to Purchaser to assist in the orderly transition of Company ownership. Such services shall be provided on a full time basis for one week following the Closing. For the next 4 weeks, Shareholder agrees to be available for not more than 10 hours per week, and thereafter as Shareholder and Purchaser may reasonably agree.

        6.13    Plaze Formulae.    Shareholder agrees to use his best efforts to transfer to Company the formula for the Large Area Cleaner produced by PLAZE for sale by Company at no additional cost to Purchaser. Prior to the Closing Date, Purchaser and Shareholder shall meet and in good faith negotiate whether any additional PLAZE formulae are to be included in the purchase transaction. Shareholder shall have no obligation to cause Company to acquire any formula presently owned by PLAZE.

        6.14    Employees.    Shareholder agrees that all Company employees shall be terminated effective the end of business on the Closing Date. Purchaser reserves the right to re-employ individuals on behalf of Company, on such terms and conditions as it may negotiate; provided, however, that Shareholder shall have no liability or obligation to Purchaser for a breach of Shareholder's representations and warranties in Sections 3.18 and 3.22 to the extent such re-employment of any such individual causes any such representation or warranty to no longer be accurate. Prior to the Closing Date, Company shall pay, or accrue to the extent payment is not feasible, any and all costs associated with the termination of employees, including all severance obligations, if any, accrued vacation pay, and other employee benefits accrued prior to the Closing. Purchaser agrees that it will be solely responsible for and will comply with all of the terms and requirements of the Worker Adjustment and Retraining Notification Act of 1988 (WARN Act) which may be imposed upon Company or Shareholder in connection with the termination of Company employees and the sale of the Shares as contemplated under this Agreement.

ARTICLE VII

CLOSING CONDITIONS

        7.1    Conditions to Obligation of Purchaser.    The obligation of Purchaser to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions, any of which may be waived in whole or in part by Purchaser:

          (a)  All representations and warranties set forth in Article III shall be true and correct in all material respects at and as of the Closing Date.

          (b)  Shareholder shall have performed and complied in all material respects with all of his obligations under this Agreement which are to be performed or complied with by him prior to or on the Closing Date.

          (c)  There shall not be any injunction, judgment, order, decree, ruling or charge in effect preventing consummation of any of the transactions contemplated by this Agreement.

          (d)  Shareholder shall have delivered to Purchaser a certificate to the effect that each of the conditions specified in subsections (a), (b) and (c) above is satisfied in all respects.

          (e)  No event, litigation, governmental actions or other proceeding involving or potentially involving a liability, obligation or loss on the part of Company of Two Million Dollars ($2,000,000) or more, in the aggregate, or which by reason of the nature of the event or relief sought, would have a reasonable likelihood of having a similarly material adverse effect on Company's business or financial condition, shall be threatened or commenced against Company with respect to any matter; no litigation, governmental action or other proceeding shall be threatened or commenced against Company or Shareholder or Ms. Hilkene with respect to the consummation of the transactions provided for herein; and neither Company nor Shareholder or Ms. Hilkene has any knowledge of any basis for such litigation, governmental action or proceeding.

          (f)    Each of the directors and officers of Company shall have delivered signed resignations dated and effective as of the Closing Date.

          (g)  Shareholder and Ms. Hilkene shall have obtained a release and receipt for payment from Country Club Bank, N.A. with respect to all Company debts, guaranties and other obligations to said bank, which shall be fully satisfied by Company prior to Closing.

          (h)  all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated and the parties shall have received all other authorizations, consents and approvals of governments, government agencies and other third parties whose approval may be required as specified on Schedule 3.12.

          (i)    Purchaser shall have received the deliveries set forth in Sections 2.2(a) and 2.2(c), duly executed by all appropriate persons.

          (j)    Purchaser shall have received verification of the prior dissolution or divestiture of Company's Canadian subsidiary.

        7.2    Conditions to Obligation of Shareholder and Ms. Hilkene.    The obligation of Shareholder and Ms. Hilkene to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions, any of which may be waived in whole or in part by Shareholder and Ms. Hilkene:

          (a)  All representations and warranties set forth in Article IV shall be true and correct in all material respects at and as of the Closing Date.

          (b)  Purchaser shall have performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date.

          (c)  There shall not be any injunction, judgment, order, decree, ruling or charge in effect preventing consummation of any of the transactions contemplated by this Agreement.

          (d)  Purchaser shall have delivered to Shareholder a certificate to the effect that each of the conditions specified in subsections (a), (b) and (c) above is satisfied in all respects.

          (e)  No event, litigation, governmental actions or other proceeding involving or potentially involving a liability, obligation or loss on the part of the Purchaser of Ten Million Dollars ($10,000,000) or more, in the aggregate, or which by reason of the nature of the event or relief sought, would have a reasonable likelihood of having a similarly material adverse effect on the Purchaser's business or financial condition, shall be threatened or commenced against Purchaser with respect to any matter; no litigation, governmental action or other proceeding shall be threatened or commenced against Purchaser with respect to the consummation of the transactions provided for herein; and Purchaser has no knowledge of any basis for such litigation, governmental action or proceeding.

          (f)    All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated and the parties shall have received all other authorizations, consents and approvals of governments and government agencies.

          (g)  Shareholder and Ms. Hilkene shall have received the deliveries set forth in Sections 2.2(b) and 2.2(c)(ii), duly executed, where applicable, by all appropriate persons.

ARTICLE VIII

INDEMNIFICATION

        8.1    (a) Indemnification by Shareholder.    Shareholder agrees to defend, indemnify and hold Purchaser and its officers, directors, shareholders, employees, agents, representatives, successors, subsidiaries, affiliates and assigns (each, a "Purchaser Indemnified Party") harmless from any and all loss, cost, claim, damage, liability, fine, penalty, expense (including the reasonable fees and expenses of attorneys and experts) or cause of action arising or which may in the future arise in connection with any material breach of any representation or warranty or nonfulfillment of any covenant or obligation of Shareholder under this Agreement or any material misrepresentation in any statement, document, certificate, schedule or exhibit furnished or to be furnished to Purchaser pursuant to this Agreement.

          (b)    Indemnification by Ms. Hilkene.    Ms. Hilkene agrees to defend, indemnify and hold the Purchaser Indemnified Parties harmless from any and all loss, cost, claim, damage, liability, fine, penalty, expense (including the reasonable fees and expenses of attorneys and experts) or cause of action arising or which may in the future arise in connection with any material breach of

  Ms. Hilkene's representations and warranties under this Agreement as set forth in Sections 3.30 through 3.35.

          (c)    Exceptions.    Notwithstanding anything to the contrary contained herein, the foregoing indemnity obligations of Shareholder and Ms. Hilkene shall not apply to any obligation paid or satisfied by a Purchaser Indemnified Party that the Purchaser Indemnified Party was not otherwise legally obligated to pay or satisfy (or any costs, expenses or the like relating thereto).

        8.2    Indemnification by Purchaser.    Purchaser agrees to defend, indemnify and hold Company, Ms. Hilkene and Shareholder and their respective officers, directors, shareholders, employees, agents, representatives, successors, subsidiaries, affiliates and assigns (each, a "Shareholder Indemnified Party") harmless from any and all loss, cost, claim, damage, liability, fine, penalty, expense (including the reasonable fees and expenses of attorneys and experts) or cause of action arising or which may in the future arise in connection with any material misrepresentation or breach of any representation or warranty or nonfulfillment of any covenant of Purchaser under this Agreement or any statement, document, certificate, schedule or exhibit furnished or to be furnished to Shareholder pursuant to this Agreement, or the ownership or operation of Company after Closing. Notwithstanding anything to the contrary contained herein, the foregoing indemnity obligations of Purchaser shall not apply to any obligation paid or satisfied by a Shareholder Indemnified Party that the Shareholder Indemnified Party was not otherwise legally obligated to pay or satisfy (or any costs, expenses or the like relating thereto).

        8.3    Claims.    If any Purchaser Indemnified Party or Shareholder Indemnified Party (each, an "Indemnified Party") receives notice of any claim or the commencement of any action or proceeding with respect to which another party (each, an "Indemnifying Party") is obligated to indemnify pursuant to Sections 8.1 or 8.2, the Indemnified Party shall promptly give the Indemnifying Party or Parties written notice thereof. Such notice shall describe the claim in reasonable detail and shall indicate the amount (estimated if necessary) of the loss that has been or may be sustained by the Indemnified Party in connection therewith. The Indemnifying Party or Parties may elect to compromise or defend, at their own expense and by their own counsel, any such matter involving the asserted liability of the Indemnified Party. If the Indemnifying Party or Parties elect to compromise or defend such asserted liability, they shall within 30 days (or sooner, if the nature of the asserted liability so requires) notify the Indemnified Party of their intent to do so, and the Indemnified Party shall cooperate, at the Indemnifying Party's or Parties' expense, in the compromise of, or defense against, any such asserted liability. If, (i) the Indemnifying Party or Parties elect not to compromise or defend against the asserted liability, (ii) the Indemnifying Party or Parties fail to diligently defend against the same, (iii) the Indemnified Party reasonably determines that the Indemnifying Party's or Parties' counsel has a conflict of interest with the Indemnified Party or the Indemnifying Party or Parties or such counsel are not adequately defending the Indemnified Party's interests, or (iv) the Indemnifying Party or Parties fail to notify the Indemnified Party of their election as provided herein, the Indemnified Party may, after 30 days written notice to the Indemnified Party if clauses (ii) or (iii) apply, if acting in accordance with its good faith business judgment, pay, compromise or defend such asserted liability at the Indemnifying Party's or Parties' expense, and such settlement shall be binding on the Indemnifying Party or Parties for purposes of this Section 8.3. Notwithstanding the foregoing, neither the Indemnifying Party or Parties nor any Indemnified Party may settle or compromise any claim over the reasonable good faith objection of the other. In any event, the Indemnified Party and Indemnifying Party or Parties may each participate, at their own expense, in the defense of such asserted liability. If the Indemnifying Party or Parties elect to defend any claim, the Indemnified Party shall make available to the Indemnifying Party or Parties any books, records or other documents within its control that are necessary or appropriate for such defense.

        8.4    Exclusive Remedy.    Notwithstanding anything to the contrary in this Agreement, the indemnification obligations under Sections 8.1 and 8.2 (and the limitation of payments set forth in Section 8.5) shall be the sole and exclusive remedy of any third party claims or any claims from and after the Closing between the parties hereto (or their affiliates) with respect to any breach of any representations, warranties or covenants made under this Agreement by any party hereto, except that nothing contained in this Section 8.4 shall be construed as limiting or impairing the rights and remedies that the parties may have in equity for injunctive relief or specific performance.

        8.5    Conditions.    Notwithstanding the foregoing provisions of this Article VIII:

          (a)  The amounts for which Shareholder, Ms. Hilkene or Purchaser shall be liable under Sections 8.1 and 8.2 above shall be net of any insurance proceeds or funds received by third parties actually received by the Indemnified Party in connection with the facts giving rise to the right of indemnification.

          (b)  Except as provided for in Section 8.5(e), no Indemnifying Party or Parties shall have any liability to the Indemnified Parties unless the aggregate claims for which the Indemnified Parties are entitled to indemnification hereunder exceed $75,000, and then, only to the extent of such excess. Such amount shall include any payments, settlements and compromises made directly to third parties by an Indemnifying Party pursuant to the provisions of Section 8.3 above.

          (c)  The aggregate liability of Shareholder and Ms. Hilkene (inclusive of all court costs and Purchaser's reasonable attorneys' fees) under this Article VIII shall be limited to the security retained pursuant to the provisions of Section 8.6, provided, however, that the liability of Shareholder for any tax obligation referred to in subsection (d) hereof shall continue notwithstanding the release of the security to the extent thereof.

          (d)  No claim under this Article VIII may be brought more than one year after the Closing Date except as follows: (i) claims arising from disputes with Don S. Sifers and D. S. Sifers Corporation may be brought for a period of one year following the execution of a settlement agreement with Don S. Sifers or D.S. Sifers Corporation, or a final judgment of pending litigation with such individual and company (the "Sifers Litigation"); and (ii) claims relating to tax liabilities may be brought until the expiration of the applicable statute of limitations with respect to any such tax liability (including any extensions thereto to the extent that such statute of limitations may be tolled).

          (e)  The parties agree that the indemnification obligations of Shareholder and of Ms. Hilkene shall include the obligation to pay, in equal amounts, all costs associated with the Sifers Litigation and damages relating to the issues therein described. Shareholder and Ms. Hilkene shall promptly pay all of such costs and attorneys' fees as they are invoiced by Purchaser. Shareholder shall provide his direct and active assistance and cooperation as required for the prosecution of Company's case therein. Shareholder shall further provide active assistance to Company in communications with Company's customers to protect existing customer relationships as they may be affected by the Sifers Litigation. The obligations provided for in this Section 8.5(e) shall not be subject to the $75,000 limitation set forth in Section 8.5(b), but shall be subject to the limitations provided for in Section 8.5(c). Any payments made by Shareholder and Ms. Hilkene shall offset, on a dollar for dollar basis at Purchaser Stock Valuation Price (adjusted for capital changes such as stock splits, if any, subsequent to the Closing), that number of shares of Purchaser Stock available for security purposes under Section 8.6 and the Escrow Agreement provided for therein. Such shares shall be released to Shareholder and Ms. Hilkene as provided for in the Escrow Agreement, to the extent of the amounts so determined, as of the six months and one year dates described in Section 8.6 following the Closing Date without further limitation.

        8.6    Security for Purchaser Indemnification.    As security for any claims by Purchaser under Section 8.1 above and for the obligations set forth in Section 8.5(e), at Closing, Purchaser shall deliver to Purchaser's wholly owned subsidiary, WD-40 Manufacturing Company, a California corporation, as escrow agent, a number of shares of Purchaser Stock having a value on the Closing Date in the amount of $2,500,000, based upon the Purchaser Stock Valuation Price. Ms. Hilkene expressly agrees to provide such shares as security for any of such claims by Purchaser under Section 8.1. The delivery of such shares to the escrow agent shall be made pursuant to the terms of an escrow agreement (the "Escrow Agreement") which, in addition to such other customary terms, shall provide that if Shareholder and Ms. Hilkene have not received written notice in accordance with Section 8.3 of a claim or claims which taken together are in excess of the $75,000 limitation referred to in Section 8.5(b), the escrow agent shall release one-half of the escrowed Purchaser Stock one-half each to Shareholder and to Ms. Hilkene six months after the Closing Date. The remaining escrowed Purchaser Stock shall be released by the escrow agent one-half each to Shareholder and to Ms. Hilkene on the one (1) year anniversary of the Closing Date, provided that no unresolved claims remain then outstanding, in which event Purchaser may direct the escrow agent to retain a number of the escrowed shares of Purchaser Stock which Purchaser reasonably estimates to equal in value to the amount of such unresolved claim or claims, including estimated costs and expenses to be incurred in connection with the resolution thereof. Shares having a value of $500,000, valued at the Purchaser Stock Valuation Price (adjusted for capital changes such as stock splits, if any, subsequent to the Closing) may be held by the escrow agent until such time as the dispute with D.S. Sifers Corporation and Don S. Sifers have been resolved as provided for in Section 8.5(d)(i). The Escrow Agreement shall provide as follows: (i) in the event of a failure of Shareholder or Ms. Hilkene to satisfy an indemnification obligation an appropriate number of shares shall be released to Purchaser; and (ii) the number of shares to be released shall be based upon the value of such shares at the Purchaser Stock Valuation Price (adjusted for capital changes such as stock splits, if any, subsequent to the Closing). Shareholder and Ms. Hilkene each will be entitled to and shall receive one-half of all of the ordinary and special cash dividends paid with respect to the Purchaser Stock. The escrow agent shall hold, as additional security, any other property or securities distributed with respect to the Purchaser Stock (such as any stock split or stock dividend) while such Purchaser Stock is held according to the terms hereof.

ARTICLE IX

TERMINATION

        9.1    Termination.    This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing, as follows:

          (a)  by written agreement of Shareholder, Ms. Hilkene and Purchaser;

          (b)  by Purchaser, by giving written notice to Shareholder and Ms. Hilkene at any time prior to the Closing (i) in the event Shareholder or Ms. Hilkene has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Purchaser has notified Shareholder and Ms. Hilkene of the breach, and Shareholder and Ms. Hilkene have not cured the breach within 20 days after the notice of breach is received by Shareholder and Ms. Hilkene, or (ii) if the Closing has not occurred on or before June 30, 2002 (the "Termination Date"), by reason of the failure of any condition precedent under Section 7.1 of this Agreement (unless the failure results primarily from Purchaser breaching any representation, warranty or covenant contained in this Agreement); and

          (c)  by Shareholder and Ms. Hilkene, by giving written notice to Purchaser at any time prior to the Closing (i) in the event Purchaser has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Shareholder has notified Purchaser of the breach, and Purchaser has not cured the breach within 20 days after the notice of breach is received by Purchaser, or (ii) if the Closing has not occurred on or before the Termination Date, by reason of the failure of any condition precedent under Section 7.2 of this Agreement (unless the failure results primarily from Shareholder breaching any representation, warranty or covenant contained in this Agreement).

        9.2    Termination Fee.    In the event the Agreement is terminated pursuant to Section 9.1(b) or (c), the terminating party shall be entitled to a termination fee of $500,000.00 (the "Termination Fee"). The Termination fee will be immediately payable to the other party upon termination of this agreement in accordance with Section 9.1(b) or (c). In the event this Agreement is terminated for any reason other than pursuant to Section 9.1(b) or (c) or upon the Closing of the transaction contemplated hereby, no Termination Fee shall be due from either party and the parties shall bear their respective costs without liability or contribution from any other party.

        9.3    Effect of Termination.    If this Agreement is terminated pursuant to Section 9.1, all rights and obligations of the parties under or pursuant to this Agreement shall terminate without further liability or obligation of any party to the others (except for any liability of any party then in breach); provided, however, that the obligations of the parties contained in the Confidentiality Agreement and in Sections 6.6, 9.2, 9.3, 10.2, 10.3, 10.8 and 10.10 shall survive any such termination.

ARTICLE X

MISCELLANEOUS

        10.1    Assignment.    This Agreement may not be assigned by either party without the prior written consent of the other party and Ms. Hilkene. Any attempted assignment in violation of this Section 10.1 shall be null and void and without legal effect.

        10.2    Governing Law.    This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Kansas, without reference to conflicts of laws rules.

        10.3    Notices.    Any notice required or permitted hereunder must be in writing and shall be sufficient only if hand-delivered or sent by certified mail or commercial overnight delivery:

If to Shareholder:	Scott Hilkene 8713 Catalina Prairie Village, KS 66207
with copies to:	Norton, Hubbard, Ruzicka & Kreamer, LC 130 N. Cherry P.O. Box 550 Olathe, KS 66051 Attn: Thomas Ruzicka, Esq.
If to Ms. Hilkene:	Sally Hilkene 2700 Verona Rd. Shawnee Mission, KS 66208
with copies to:	McCollum & Parks, L.C. Country Club Plaza, Suite 425 Two Emanuel Cleaver II Boulevard Kansas City, MO 64112 Attention: Frank B.W. McCollum
If to Purchaser:	WD-40 Company 1061 Cudahy Place San Diego, California 92110 Attention: Garry O. Ridge
with a copy to:	Gordon & Rees LLP 101 West Broadway, Suite 1600 San Diego, California 92101 Attention: John B. Sidell, Esq.

or to such other address as any party may provide the other in writing.

        10.4    Entire Agreement.    Together with the Recitals to this Agreement, the Confidentiality Agreement, specific documents to be delivered at Closing and the Exhibits and Schedules hereto, this constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be modified, altered or amended except by written instrument executed by Shareholder, Ms. Hilkene and Purchaser.

        10.5    Successors.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        10.6    Counterparts.    This Agreement may be executed in counterparts, each of which shall be an original and all of which, taken together, shall constitute a single instrument.

        10.7    Headings.    Article and Section headings in this Agreement are for convenience of reference only and shall have no effect in the interpretation of this Agreement.

        10.8    Specific Performance.    The parties agree that there is no adequate remedy at law for the loss or damage which any party might sustain as a result of the failure of the other party to close the transactions contemplated by this Agreement. Accordingly, each party shall be entitled, at his or its option, to the remedy of specific performance to enforce the transactions contemplated by this Agreement.

        10.9    Exhibits and Schedules.    If a document or matter is disclosed in the Exhibits or Schedules to this Agreement, it shall be deemed to be disclosed for all purposes of this Agreement without the necessity of specific repetition or cross-reference. All capitalized terms used in any Exhibit or Schedule to this Agreement shall have the definitions specified in this Agreement.

        10.10    Negotiated Transactions.    The provisions of this Agreement were negotiated by all parties and shall be deemed to have been drafted by both Purchaser and Shareholder.

        10.11    Further Assurances.    Each party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

        10.12    Severability.    If any provision of this Agreement is declared invalid or unenforceable by any court of competent jurisdiction, then such provision shall be deemed automatically modified to conform with the requirements for validity and enforceability as declared at that time, and as so modified, shall be deemed a provision of this Agreement as though originally included herein.

        10.13    Jurisdiction; Service of Process.    The parties consent and submit to the jurisdiction of the courts in Kansas located within the County of Johnson and of the United States District Court for the State of Kansas for any action, suit or proceeding arising out of or relating to this Agreement and the transactions contemplated thereby. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

        10.14    Expenses.    Each party shall pay its own expenses in connection with the transaction contemplated hereby, whether or not such transaction is consummated. Without limitation, the fees and expenses of any consultants and legal, accounting and financial advisors of Company, Shareholder or Ms. Hilkene shall be paid by such persons and not by Purchaser.

        10.15    Survival of Representations and Warranties.    With the exception of the representation in Section 4.10 which is made only as of the date of this Agreement, all representations and warranties, including information disclosed in Schedules, made in this Agreement shall continue to be true and correct at and as of the Closing Date and at all times between the signing of this Agreement and the Closing Date, as if made at each of such times; provided, however, that at Closing Shareholder may deliver to Purchaser, modifications of the Schedules to reflect changes thereto arising in the ordinary course of business since the date hereof, provided that none of such changes, either individually or in the aggregate, is materially adverse to the business or financial condition of Company or Shareholder or arises from any occurrences or circumstances which would constitute a violation of Article VI hereof. If any party hereto shall learn of a representation or warranty being or becoming untrue at or prior to Closing, such party shall promptly give notice thereof to all of the other parties hereto. All representations and warranties contained herein shall survive the consummation of the transactions provided for in this Agreement as more particularly described in Article VIII, shall continue in full force and effect for a period of one (1) year following the Closing Date, and shall provide the sole basis for the remedies set forth herein or otherwise available to the non-breaching party as more particularly described in Article VIII. Each covenant, representation and warranty contained herein is independent of all other covenants, representations and warranties contained herein (whether or not covering an identical or a related subject matter) and must be independently and separately complied with and satisfied. Exceptions or qualifications to any representations or warranties contained herein shall not be construed as exceptions or qualifications to any other warranty or representation.

ARTICLE XI

SECURITIES LAW COMPLIANCE

        11.1    Knowledge Respecting Purchaser.    Shareholder and Ms. Hilkene represent and acknowledge that (a) he or she is a sophisticated investor with knowledge and experience in business and financial matters, knows, or has had the opportunity to acquire, all information concerning the business, affairs, financial condition and prospects of Purchaser which he or she deems relevant to make a fully informed decision regarding the consummation of the transactions contemplated hereby and is able to bear the economic risk and lack of liquidity inherent in holding the Purchaser Stock and (b) he or she has been supplied with copies of all Forms 10-K, 10-Q and 8-K, and all proxy statements, filed by Purchaser within the two (2)-year period immediately preceding the date of this Agreement. Without limiting the foregoing, Shareholder and Ms. Hilkene understand and acknowledge that neither Purchaser nor anyone acting on its behalf has made any representations or warranties other than those contained herein or in Purchaser's public filings respecting Purchaser or the future conduct of Purchaser's business or of Company's business, and neither Shareholder nor Ms. Hilkene has relied upon any representations or warranties other than those contained herein or in such public filings in the belief that they were made on behalf of Purchaser.

        11.2    Status of Shares to be Issued.    Shareholder and Ms. Hilkene agree, acknowledge and confirm that he or she has been advised and understands as follows:

          (a)  Shareholder and Ms. Hilkene are acquiring the shares of Purchaser Stock to be issued to him or her for his or her own account and without a view to any distribution or resale thereof, other than a distribution or resale which, may be made without violating the registration provisions of the Securities Act of 1933, as amended (the "1933 Act") or any applicable blue sky laws. Shareholder and Ms. Hilkene acknowledge that the shares of Purchaser Stock will be, as of the Closing Date, "restricted securities" within the meaning of Rule 144 under the 1933 Act and will not have been, as of the Closing Date, registered under the 1933 Act or any state securities laws and thereafter must be held until they are registered by Purchaser, at Purchaser's sole cost, under the 1933 Act and certain state securities acts or an exemption from such registration is available. Shareholder and Purchaser acknowledge that Purchaser will, as soon as practicable following the execution of this Agreement by all parties, register the stock for resale under the 1933 Act in accordance with the terms of the Registration Rights Agreement. Purchaser shall use its best efforts to secure an effective registration within 90 days from the Closing.

          (b)  There shall be endorsed on the certificates evidencing the shares of Purchaser Stock delivered at Closing a legend substantially similar to the following:

    "THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT") OR THE SECURITIES LAWS OF ANY OTHER JURISDICTION AND ARE "RESTRICTED SECURITIES" AS DEFINED BY RULE 144 UNDER THE 1933 ACT. THE SHARES MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR DISTRIBUTED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT REGISTERING THE SHARES UNDER THE 1933 ACT AND THE SECURITIES LAWS OF ANY STATE REQUIRING SUCH REGISTRATION, OR IN LIEU THEREOF, AN OPINION OF COUNSEL, WHICH OPINION IS SATISFACTORY TO THE ISSUER OF THE SHARES, TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACTS".

          (c)  Except under certain limited circumstances, the above restrictions on the transfer of the shares of Purchaser Stock will also apply to any and all shares of capital stock or other securities issued or otherwise acquired with respect to such shares, including, without limitation, shares and securities issued or acquired as a result of any stock dividend, stock split or exchange or any distribution of shares or securities pursuant to any corporate reorganization, reclassification or similar event.

        IN WITNESS WHEREOF, the parties have executed this Purchase Agreement as of the date set forth above.

/s/ SCOTT HILKEN SCOTT HILKENE (Shareholder)
/s/ SALLY HILKEN SALLY HILKENE (Ms. Hilkene)
WD-40 Company, a Delaware corporation (Purchaser)
By:	/s/ GARRY O. RIDGE Garry O. Ridge President

EXHIBIT A

REGISTRATION RIGHTS AGREEMENT

        THIS REGISTRATION RIGHTS AGREEMENT ("Agreement") is made as of                        , 2002, by and among WD-40 Company, a Delaware corporation (the "Company"), Scott Hilkene, an individual, and Sally Hilkene, an individual (each a Shareholder and collectively the "Shareholders").

RECITALS

        A.    The Shareholders and the Company are parties to a Purchase Agreement dated May    , 2002 (the "Purchase Agreement").

        B.    The obligations of the Company and the Shareholders under the Purchase Agreement are conditioned, among other things, upon the execution and delivery of this Agreement by the Shareholders and the Company.

        NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties hereto agree as follows:

          1.    Certain Definitions.    Unless otherwise defined herein, capitalized terms shall have the meanings given to them in the Purchase Agreement. As used in this Agreement, the following terms shall have the following respective meanings:

    "Commission" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

    "Exchange Act" shall mean the Securities and Exchange Act of 1934, as amended, or any similar federal statute and rules and regulations of the Commission thereunder.

    "Holder" shall mean (i) any Shareholder holding Registrable Securities, and (ii) any person holding Registrable Securities to whom the rights under this Agreement have been transferred in accordance with Section 2.7.

    "Purchaser Stock" shall mean the Common Stock to be delivered to the Shareholders pursuant to the Purchase Agreement.

    "Registrable Securities" means the Purchaser Stock and any Common Stock of the Company issued or issuable in respect of the Purchaser Stock upon any stock split, stock dividend, recapitalization or similar event, or any securities otherwise issuable with respect to the Purchaser Stock, including by merger, consolidation or other reorganization; provided, however, that shares of Purchaser Stock or other securities shall only be treated as Registrable Securities if, and so long as, they have not been sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction or otherwise transferred in a private transaction required to be registered.

    The terms "register," "registered" and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

    "Registration Expenses" shall mean all expenses, except as otherwise stated below, incurred by the Company in complying with Section 2.1 hereof, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company, which shall be paid in any event by the Company) and the reasonable fees and disbursements of one counsel for all Holders.

    "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

    "Selling Expenses" shall mean all underwriting discounts, selling commissions and other underwriting expenses and stock transfer taxes applicable to the securities registered by the Holders and, except as set forth under "Registration Expenses," all fees and disbursements of counsel for any Holder.

          2.    Registration.

            2.1    Required Registration.    The Company shall, within ninety (90) days following the Closing of the Purchase Agreement, file with the Commission a registration statement with respect to the Purchase Stock and use its best efforts to effect the registration, qualification or compliance of the Purchaser Stock (including, without limitation, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as would permit or facilitate the sale and distribution of all of such Registrable Securities; provided, however, that the Company shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this Section 2.1 in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.

            2.2    Expenses of Registration.    All Registration Expenses incurred in connection with registrations pursuant to Section 2.1 shall be borne by the Company whether or not any registration statement associated therewith becomes effective. Unless otherwise stated, all Selling Expenses relating to securities registered on behalf of the Holders shall be borne by the Holders of such securities pro rata on the basis of the number of shares so registered.

            2.3    Registration Procedures.    In the case of each registration, qualification or compliance effected by the Company pursuant to this Agreement, the Company will keep each Holder advised in writing as to the initiation of each registration, qualification and compliance and as to the completion thereof. At its expense the Company will:

              (a)  Prepare and file with the Commission a registration statement and such amendments and supplements thereto as may be necessary or appropriate with respect to such securities and use its best efforts to cause such registration statement to become and remain effective until the distribution described in the registration statement has been completed, but not to exceed two (2) years from the Closing of the Purchase Agreement;

              (b)  Furnish to the Holders and to any underwriters retained by the Holders of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as such Holders and underwriters may reasonably request in order to facilitate the public offering of such securities;

              (c)  Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

              (d)  In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriters of such offering provided that the Company's reasonable expenses in connection with the performance of such obligations shall be Selling Expenses; and

              (e)  Notify each Holder of Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

            2.4    Indemnification.

              (a)  The Company will indemnify each Holder of Registrable Securities included in a registration pursuant to this Agreement, each of its officers and directors and partners, and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this Agreement, and each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act, the Exchange Act, state securities law or any rule or regulation promulgated under the such laws applicable to the Company in connection with any such registration, qualification or compliance. The Company will reimburse each such Holder, each of its officers, directors and partners and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred, as such expenses are incurred, in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by any Holder, controlling person or underwriter and stated to be specifically for use therein; provided, however, that the foregoing indemnity agreement is subject to the condition that, insofar as it relates to any such untrue statement, alleged untrue statement, omission or alleged omission made in a preliminary prospectus on file with the Commission at the time the registration statement becomes effective or the amended prospectus filed with the Commission pursuant to Rule 424(b) (the "Final Prospectus"), such indemnity agreement shall not inure to the benefit of any underwriter, if a copy of the Final Prospectus was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act, and if the Final Prospectus would have cured the defect giving rise to the loss, liability, claim or damage.

              (b)  Each Holder, severally and not jointly, will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers, each underwriter, if any, of the Company's securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, and each other such Holder, each of its officers, directors and partners and each person controlling such Holder within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, such Holders, such directors, officers, partners, persons, underwriters or control persons for any legal or any other expenses reasonably incurred, as such expenses are incurred, in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder and stated to be specifically for use therein. Notwithstanding the foregoing, the liability of each Holder under this Section 2.4(b) shall be limited in an amount equal to the net proceeds of the shares sold by such Holder; and provided further that the indemnity agreement provided in this section shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld. Furthermore, no Holder shall be required to indemnify any person against any liability arising from (i) any untrue or misleading statement or omission contained in any preliminary prospectus if such deficiency is corrected in the final prospectus; or (ii) out of the failure of any person to deliver a prospectus as required by the Securities Act.

              (c)  Each party entitled to indemnification under this Section 2.4 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld). The Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2.4 unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action, in which case the Indemnifying Party shall be relieved of its obligations under this Section 2.4 to the extent of such prejudice, and provided further that the Indemnifying Party shall not assume the defense for matters as to which representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to actual or potential differing interests between them, but shall instead in such event pay the fees and costs of separate counsel for the Indemnified Party. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

            2.5    Information by Holder.    The Holder or Holders of Registrable Securities included in any registration shall furnish to the Company such information regarding such Holder or Holders, the Registrable Securities held by them and the distribution proposed by such Holder or Holders as the Company may request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement.

            2.6    Rule 144 Reporting.    With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its best efforts to:

              (a)  Make and keep current and adequate public information available, as those terms are understood and defined in Rule 144 promulgated under the Securities Act, at all times after the Closing Date;

              (b)  File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

              (c)  So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company and other information in the possession of or reasonably obtainable by the Company as the Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing the Holder to sell any such securities without registration.

            2.7    Transfer of Registration Rights.    The rights to cause the Company to register Registrable Securities granted Shareholders under Section 2.1 may be assigned to a transferee or assignee in connection with any transfer or assignment of Registrable Securities by the Shareholder, provided that written notice thereof is promptly given to the Company and the transferee agrees to be bound by the provisions of this Agreement.

            2.8    Termination of Registration Rights.    The rights granted pursuant to this Section 2 shall terminate as to any Holder upon the earliest to occur of: (i) such Holder can sell all of its Registrable Securities pursuant to Rule 144(k) promulgated under the Securities Act; (ii) such Holder can sell all of its Registrable Securities pursuant to Rule 144 promulgated under the Securities Act in any ninety (90) day period; (iii) two (2) years following the Closing of the Purchase Agreement.

          3.    Standoff Agreement.    Each Shareholder and Holder agrees not to sell, make any short sale of, or otherwise dispose of more than 50,000 shares of Registrable Securities on the open market within any period of thirty (30) consecutive days following the effective date of such registration. Under no circumstance may the aggregate number of shares of Registrable Securities sold or otherwise disposed of on the open market by any combination of Shareholder and/or Holder be more than 100,000 shares for any period of (30) consecutive days following the effective date of such registration. The Shareholders and Holders agree that the Company may instruct its transfer agent to place stop-transfer notations in its records to enforce the provisions of this Section 3. Notwithstanding the foregoing, no Holder shall be prohibited from selling or otherwise disposing of any shares of Registrable Securities (a) if all the Registrable Securities subject to immediate sale by such Holder may be sold pursuant to Rule 144 in any ninety (90) period; and (b) in a private transfer or assignment in accordance with Section 2.7.

          4.    Amendment.    Any provision of this Agreement may be amended or the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and all of the current Holders. Any amendment or waiver effected in accordance with this Section 4 shall be binding upon each Shareholder and each Holder of Registrable Securities at the time outstanding, each future holder of all such securities, and the Company.

          5.    Governing Law.    This Agreement and the legal relations between the parties arising hereunder shall be governed by and interpreted in accordance with the substantive laws of the State of Delaware. The parties hereto agree to submit to the jurisdiction of the federal and state courts of the State of Delaware with respect to the breach or interpretation of this Agreement or the enforcement of any and all rights, duties, liabilities, obligations, powers and other relations between the parties arising under this Agreement.

          6.    Entire Agreement.    This Agreement constitutes the full and entire understanding and agreement between the parties regarding the matters set forth herein. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

          7.    Notices, Etc.    All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery to the party to be notified or twenty-four (24) hours after confirmed transmission of a facsimile addressed (a) if to a Shareholder, at such Shareholder's address as set forth on the signature pages hereto, or at such other address as such Shareholder shall have furnished to the Company in writing in accordance with this Section 7, (b) if to any other Holder at such address as such Holder shall have furnished the Company in writing in accordance with this Section 7, or, until any such Holder so furnishes an address to the Company, then to and at the address of the last Holder of such Registrable Securities who has so furnished an address to the Company, or (c) if to the Company, at its principal office.

          8.    Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

WD-40 COMPANY
By	/s/ GARRY O. RIDGE Garry O. Ridge, President
By	/s/ JOHN B. SIDELL John B. Sidell, Secretary
SHAREHOLDERS
/s/ SCOTT HILKENE Scott Hilkene, an individual
/s/ SALLY HILKENE Sally Hilkene, an individual

EXHIBIT B
FORM OF COMPANY COUNSEL OPINION LETTER

May     , 2002

WD-40 Company
1061 Cudahy Place
San Diego, CA 92110

Dear WD-40 Company:

        We have acted as counsel to Heartland Corporation, a Kansas corporation ("Company") and Scott Hilkene, the owner of the capital stock of Heartland, ("Shareholder") in connection with the Purchase Agreement dated as of May     , 2002 (the "Purchase Agreement") by and between Company, Shareholder, Shareholder's former spouse, Sally Hilkene, and you as the Buyer named therein, and the transactions contemplated thereby, and render this opinion to you pursuant to Section 2.2(a)(iii) of the Purchase Agreement. Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Purchase Agreement.

        In rendering the opinions expressed below, we have examined (a) the Purchase Agreement and (b) such corporate records of Company and such other documents, as we have deemed necessary as a basis for the opinions expressed below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the authentic original documents of all documents submitted to us as copies. We have also relied upon management to provide us with copies of all relevant documents and have not made an independent investigation to ascertain that we have in fact been provided with all documents that would be necessary for us to rely upon in rendering this opinion. When relevant facts were not independently established, we have relied upon certificates of government officials and of Company and their officers and upon representations and warranties made in or pursuant to the Purchase Agreement.

        In rendering the opinions expressed below, we express no opinion concerning Sally Hilkene, we have assumed (other than as to Shareholder and Company) that all of the documents referred to in this opinion have been duly authorized by, have been duly executed and delivered by, and constitute legal, valid, binding and enforceable obligations of, all of the parties to such documents, that all signatories to such documents have been duly authorized and that all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform, in accordance with such documents.

        Based upon and subject to the foregoing, and having considered such questions of law as deemed necessary as a basis for the opinions expressed below, we are of the opinion that:

          1.    Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Kansas. Shareholder has the power and authority to execute and deliver the Purchase Agreement and Registration Rights Agreement, as applicable, and to perform his obligations thereunder and to consummate the transactions contemplated thereby.

          2.    The Purchase Agreement and the Registration Rights Agreement have been duly and validly executed and delivered by Shareholder and constitute legal, valid and binding obligations of Shareholder, enforceable against him in accordance with its terms, except (a) as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws or judicial interpretations relating to or affecting the rights of creditors generally, and (b) as the enforceability of the Purchase Agreement is subject to the application of general principles of

B-1

  equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), including without limitation (i) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (ii) concepts of materiality, reasonableness, good faith and fair dealing.

          3.    The execution, delivery and performance by Shareholder of the Purchase Agreement and the consummation of the transactions contemplated thereby does not (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the articles of incorporation or by-laws of Company; (b) conflict with or result in a violation or breach of any term or provision of any law, statute, rule, regulation or of any other law or order known to us, applicable to Company or any of its assets and properties (other than such conflicts, violations or breaches which could not in the aggregate reasonably be expected to adversely affect the validity or enforceability of the Purchase Agreement); or (c) (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Company to obtain any consent, approval or action of, make any filing with or give any notice to any other person or entity not a party to the Purchase Agreement ("Person") as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, or (v) result in the creation or imposition of any lien upon Company or any of its assets and properties under, any license, contract, agreement or commitment known to us to which Company is a party or by which any of its assets and properties is bound.

          4.    To the best of our knowledge, no consent, approval or action of, filing with or notice to any governmental or regulatory authority on the part of Company is required in connection with the execution, delivery and performance of the Purchase Agreement or the consummation of the transactions contemplated thereby, except (a) where the failure to obtain any such consent, approval or action, to make any such filing or to give any such notice could not reasonably be expected to adversely affect the validity or enforceability of the Purchase Agreement and (b) those as would be required solely as a result of the identity or the legal or regulatory status of Purchaser, Shareholder or Company.

          5.    To the best of our knowledge there are no actions or proceedings pending or threatened against, relating to or affecting Shareholder or Company or any of its assets and properties which could reasonably be expected to result in the issuance of any order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by the Purchase Agreement.

        The foregoing opinions are limited to matters involving the Kansas General Corporation Code and we do not express any opinion as the laws of any other jurisdiction.

        At the request of our clients, this opinion is being provided and may be relied upon by you pursuant to Section 2.2(a)(iii) of the Purchase Agreement, and this opinion may not be relied upon by any other person or for any purpose other than in connection with the transactions contemplated by the Purchase Agreement without, in each instance, our prior written consent.

                      Very truly yours,

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EXHIBIT C-1
CONFIDENTIALITY AND
NON-COMPETITION AGREEMENT

        THIS CONFIDENTIALITY AND NON-COMPETITION AGREEMENT, made as of the     day of May, 2002 by and among Heartland Corporation, a Kansas corporation ("Company") and Scott H. Hilkene, an individual ("Shareholder"), the sole shareholder and president of the Company residing at                                                 .

RECITALS

        A.    In connection with his ownership interest in and employment by Company, Shareholder was given access to, generated, or otherwise came into contact with certain proprietary and/or confidential information of Company.

        B.    Pursuant to the Purchase Agreement ("Purchase Agreement") between Shareholder, Sally Hilkene and WD-40 Company, a Delaware corporation ("Purchaser"), Shareholder is willing to sell and Purchaser is willing to purchase all of the outstanding shares of Company's common stock, subject to the terms contained therein.

        C.    Shareholder will cease to have an ownership interest in the Company and will resign his employment as president of the company pursuant to the Purchase Agreement.

        D.    Shareholder and Company desire to prevent the dissemination or misuse of such proprietary and/or confidential information;

        In consideration of the foregoing and the mutual promises and covenants contained herein, the parties agree as follows:

          1.    Term.    This agreement will commence on the date first written above and will remain in effect for three (3) years. Notwithstanding the term of the agreement, Shareholder acknowledges that the confidential and proprietary information described below is property owned by Company and remains and will remain property of Company.

          2.    Confidentiality.    Shareholder recognizes and acknowledges that in the course of his ownership interest and employment with the Company he has become acquainted and entrusted with certain confidential and propriety information and trade secrets of the Company, which confidential information includes but is not limited to, customer lists, financial data, design work, chemical formulas, certain methodologies and other trade secrets of the Company. In particular, but without limitation, Shareholder recognizes that the chemical formula for Spot Shot and other such trademarks owned by the Company are confidential and constitute a valuable trade secret (hereinafter all such confidential information "Confidential Information").

          3.    Non-Disclosure.    Shareholder agrees that, except as directed by Company in writing, Shareholder will not at any time disclose to any person or use any Confidential Information.

          4.    Possession.    Shareholder agrees to turn over to Company all documents, papers or other material in his possession or under his control which may contain or be derived from Confidential Information, together with all documents, notes or other work product which is connected with or derived from Shareholder's services to Company. Shareholder agrees that he has no proprietary interest in any work product developed or used by him and arising out of his employment by Company.

          5.    Non-Competition.    Shareholder agrees and covenants that because of the confidential and sensitive nature of the Confidential Information and because the use of the Confidential Information in certain circumstances may cause irrevocable damage to Company and in order to

C1-1

  assure the continued value of the goodwill being transferred pursuant to the Purchase Agreement, Shareholder will not, until the expiration of three (3) years after the termination of the employment relationship between Company and Shareholder, or termination of the ownership interest of Shareholder in Company, engage, directly or indirectly, or through any corporations or associates, in any business, enterprise or employment which is directly competitive with the activities of the Company as engaged in as of the date of the Purchase Agreement within the territory of the United States of America and Canada.

          6.    Saving Provision.    Company and Shareholder agree and stipulate that the agreements and covenants not to compete contained in the preceding paragraph are fair and reasonable in light of all the facts and circumstances of the relationship between Shareholder and Company; however, Shareholder and Company are aware that in certain circumstances courts have refused to enforce certain agreements not to compete. Therefore, in furtherance of and not in derogation of the provisions of the preceding paragraph, Company and Shareholder agree that if a court or arbitrator should decline to enforce the provisions of the preceding paragraph, that paragraph will be deemed to be modified to restrict Shareholders competition with Company to the maximum extent, in both time and geography, which the court or arbitrator finds enforceable.

          7.    Injunctive Relief.    Shareholder acknowledges that disclosure of any Confidential Information or breach of any of the non-competitive covenants or agreements contained in this agreement will give rise to irrevocable injury to Company, inadequately compensable in damages. Accordingly, Company may seek and obtain injunctive relief against the breach or threatened breach of the foregoing undertakings in addition to any other legal remedies which may be available. Shareholder further acknowledges that Shareholder's experience and capabilities are such that the Shareholder can obtain employment and business activities which are of a different or non-competing nature with his activities as employee and shareholder of Company; and that the enforcement of a remedy under this paragraph by way of injunction will not prevent Shareholder from earning a reasonable living. Shareholder further acknowledges and agrees that the covenants contained in this agreement are necessary for the protection of Company's legitimate business interests and are reasonable in scope and in content.

          8.    Survival of Confidentiality.    Notwithstanding Section 1 above, the provisions of this agreement relating to confidentiality will survive the termination of this agreement and be enforceable in perpetuity.

          9.    Enforceability.    The provisions of this agreement will be enforceable in spite of the existence of any claim or cause of action of Shareholder against Company, whether predicted on this agreement or otherwise.

          10.    Purchaser's Right to Enforce.    Shareholder recognizes that Company entered into this agreement with Shareholder as a condition of the Purchase Agreement and that Purchaser is a third party beneficiary of this agreement. For this reason, Shareholder acknowledges and agrees that Purchaser will be entitled to enforce this agreement to protect its interest as if it were a party to it.

          11.    Governing Law and Arbitration.    This agreement will be construed in accordance with the laws of the state of Kansas. Irrespective of the choice of law, the parties agree that any and all disputes, claims or controversies arising out of or relating to this agreement that are not resolved by their mutual agreement shall be submitted to final and binding arbitration before a single arbitrator mutually acceptable to the parties in San Diego, California, pursuant to the United States Arbitration Act, 9 U.S.C. Sec. 1 et seq.

          12.    General Provisions.    This agreement contains the entire agreement of the parties relating to its subject matter. This agreement may be modified only by an instrument in writing signed by

C1-2

  both parties to it. Any notice to be given under this agreement will be sufficient if it is in writing and sent by certified or registered mail to Shareholder at his residence address as the same appears on the books and records of Company or to Company at its principal office, or otherwise as directed by Company, from time to time.

        IN WITNESS TO THE FOREGOING PROVISIONS, the undersigned have set their hands to this agreement as of the date first written above.

HEARTLAND CORPORATION, a Kansas corporation
By:	/s/ SCOTT H. HILKENE Scott H. Hilkene, President
/s/ SCOTT H. HILKENE SCOTT H. HILKENE, an individual

C1-3

EXHIBIT C-2

CONFIDENTIALITY AND
NON-COMPETITION AGREEMENT

        THIS CONFIDENTIALITY AND NON-COMPETITION AGREEMENT, made as of the                day of May, 2002 by and among Heartland Corporation, a Kansas corporation ("Company") and Sally Hilkene, an individual and holder of a contractual interest in 50% of the outstanding common stock of Company ("Ms. Hilkene").

RECITALS

        A.    In connection with her interest in and relationship to Company, Ms. Hilkene was given access to, generated, or otherwise came into contact with certain proprietary and/or confidential information of Company.

        B.    Pursuant to the Purchase Agreement ("Purchase Agreement") between Ms. Hilkene, Scott H. Hilkene and WD-40 Company, a Delaware corporation ("Purchaser"), Ms. Hilkene is willing to consent to the sale of, and Purchaser is willing to purchase, all of the outstanding shares of Company's common stock, subject to the terms contained therein.

        C.    Upon consummation of the Purchase Agreement, Ms. Hilkene will cease to have any interest in Company.

        D.    Ms. Hilkene and Company desire to prevent the dissemination or misuse of such proprietary and/or confidential information;

        In consideration of the foregoing and the mutual promises and covenants contained herein, the parties agree as follows:

          1.    Term.    This agreement will commence on the date first written above and will remain in effect for three (3) years. Notwithstanding the term of the agreement, Ms. Hilkene acknowledges that the confidential and proprietary information described below is property owned by Company and remains and will remain property of Company.

          2.    Confidentiality.    Ms. Hilkene recognizes and acknowledges that in the course of her interest in and relationship with Company she has become acquainted and entrusted with certain confidential and propriety information and trade secrets of Company, which confidential information includes but is not limited to, customer lists, financial data, design work, chemical formulas, certain methodologies and other trade secrets of the Company. In particular, but without limitation, Ms. Hilkene recognizes that the chemical formula for Spot Shot and other such trademarks owned by the Company are confidential and constitute a valuable trade secret (hereinafter all such confidential information "Confidential Information").

          3.    Non-Disclosure.    Ms. Hilkene agrees that, except as directed by Company in writing, Ms. Hilkene will not at any time disclose to any person or use any Confidential Information.

          4.    Possession.    Ms. Hilkene agrees to turn over to Company all documents, papers or other material in her possession or under her control which may contain or be derived from Confidential Information, together with all documents, notes or other work product which is connected with or derived from Ms. Hilkene's services to Company. Ms. Hilkene agrees that she has no proprietary interest in any work product developed or used by her or Company.

          5.    Non-Competition.    Ms. Hilkene agrees and covenants that because of the confidential and sensitive nature of the Confidential Information and because the use of the Confidential

C2-1

  Information in certain circumstances may cause irrevocable damage to Company and in order to assure the continued value of the goodwill being transferred pursuant to the Purchase Agreement, Ms. Hilkene will not, until the expiration of three (3) years after termination of her interest in Company, engage, directly or indirectly, or through any corporations or associates, in any business, enterprise or employment which is directly competitive with Company's activities (at the time of Closing) within the territory of the United States of America and Canada.

          6.    Saving Provision.    Company and Ms. Hilkene agree and stipulate that the agreements and covenants not to compete contained in the preceding paragraph are fair and reasonable in light of all the facts and circumstances of the relationship between Ms. Hilkene and Company; however, Ms. Hilkene and Company are aware that in certain circumstances courts have refused to enforce certain agreements not to compete. Therefore, in furtherance of and not in derogation of the provisions of the preceding paragraph, Company and Ms. Hilkene agree that if a court or arbitrator should decline to enforce the provisions of the preceding paragraph, that paragraph will be deemed to be modified to restrict Ms. Hilkene's competition with Company to the maximum extent, in both time and geography, which the court or arbitrator finds enforceable.

          7.    Injunctive Relief.    Ms. Hilkene acknowledges that disclosure of any Confidential Information or breach of any of the non-competitive covenants or agreements contained in this agreement will give rise to irrevocable injury to Company, inadequately compensable in damages. Accordingly, Company may seek and obtain injunctive relief against the breach or threatened breach of the foregoing undertakings in addition to any other legal remedies which may be available. Ms. Hilkene further acknowledges that Ms. Hilkene's experience and capabilities are such that the Ms. Hilkene can obtain employment and business activities which are of a different or non-competing nature with the activities of Company; and that the enforcement of a remedy under this paragraph by way of injunction will not prevent Ms. Hilkene from earning a reasonable living. Ms. Hilkene further acknowledges and agrees that the covenants contained in this agreement are necessary for the protection of Company's legitimate business interests and are reasonable in scope and in content.

          8.    Survival of Confidentiality.    Notwithstanding Section 1 above, the provisions of this agreement relating to confidentiality will survive the termination of this agreement and be enforceable in perpetuity.

          9.    Enforceability.    The provisions of this agreement will be enforceable in spite of the existence of any claim or cause of action of Ms. Hilkene against Company, whether predicted on this agreement or otherwise.

          10.    Purchaser's Right to Enforce.    Ms. Hilkene recognizes that Company entered into this agreement with Ms. Hilkene as a condition of the Purchase Agreement and that Purchaser is a third party beneficiary of this agreement. For this reason, Ms. Hilkene acknowledges and agrees that Purchaser will be entitled to enforce this agreement to protect its interest as if it were a party to it.

          11.    Governing Law and Arbitration.    This agreement will be construed in accordance with the laws of the state of Kansas. Irrespective of the choice of law, the parties agree that any and all disputes, claims or controversies arising out of or relating to this agreement that are not resolved by their mutual agreement shall be submitted to final and binding arbitration before a mutually agreeable arbitrator, in San Diego, California, pursuant to the United States Arbitration Act, 9 U.S.C. Sec. 1 et seq.

          12.    General Provisions.    This agreement contains the entire agreement of the parties relating to its subject matter. This agreement may be modified only by an instrument in writing signed by both parties to it. Any notice to be given under this agreement will be sufficient if it is in writing

C2-2

  and sent by certified or registered mail to Ms. Hilkene at her residence address as the same appears below or to Company at its principal office, or otherwise as directed by Company, from time to time.

        IN WITNESS TO THE FOREGOING PROVISIONS, the undersigned have set their hands to this agreement as of the date first written above.

HEARTLAND CORPORATION, a Kansas corporation
By:	/s/ SCOTT H. HILKENE Scott H. Hilkene, President
/s/ SALLY HILKENE Sally Hilkene, an individual 2700 Verona Road Shawnee Mission, Kansas 66208

C2-3

EXHIBIT C-3
CONFIDENTIALITY AGREEMENT

        THIS CONFIDENTIALITY AGREEMENT, made as of the    day of May, 2002 by and among Heartland Corporation, a Kansas corporation ("Company") and                         , an individual ("Employee"), residing at                        .

RECITALS

        A.    In connection with his employment by Company, Employee was given access to, generated, or otherwise came into contact with certain proprietary and/or confidential information of Company.

        B.    Pursuant to the Purchase Agreement ("Purchase Agreement") between Scott H. Hilkene, the sole shareholder of Company ("Shareholder"), Sally Hilkene and WD-40 Company, a Delaware corporation ("Purchaser"), Shareholder is willing to sell and Purchaser is willing to purchase all of the outstanding shares of Company's common stock, subject to the terms contained therein.

        C.    As a condition to the consummation of the Purchase Agreement, Purchaser has required that Employee execute this agreement in order to prevent the dissemination or misuse of Company's proprietary and/or confidential information.

        In consideration of the foregoing and the mutual promises and covenants contained herein, the parties agree as follows:

          1.    Term.    This agreement will commence on the date first written above and will remain in effect for (3) years. Notwithstanding the term of the agreement, Employee acknowledges that the confidential and proprietary information described below is property owned by Company and remains and will remain property of Company.

          2.    Confidentiality.    Employee recognizes and acknowledges that in the course of his employment with the Company he has become acquainted and entrusted with certain confidential and propriety information and trade secrets of the Company, which confidential information includes but is not limited to, customer lists, financial data, design work, chemical formulas, certain methodologies and other trade secrets of the Company. In particular, but without limitation, Employee recognizes that the chemical formula for Spot Shot and other such trademarks owned by the Company are confidential and constitute a valuable trade secret (hereinafter all such confidential information "Confidential Information"). Employee further acknowledges that Confidential Information is proprietary to Company and is acknowledged to constitute assets owned by Company.

          3.    Non-Disclosure.    Employee agrees that, except as directed by Company in writing, Employee will not at any time disclose to any person or use any Confidential Information, provided that Employee may contact customers of Company or otherwise disclose the names of such customers in the course of Employee's business or employment for legitimate purposes of such business or employment.

          4.    Possession.    Employee agrees to turn over to Company all documents, papers or other material in his possession or under his control which may contain or be derived from Confidential Information, together with all documents, notes or other work product which is connected with or derived from Employee's services to Company. Employee agrees that he has no proprietary interest in any work product developed or used by him and arising out of his employment by Company.

          5.    Injunctive Relief.    Employee acknowledges that disclosure of any Confidential Information or breach of any of the covenants or agreements contained in this agreement will give rise to

C3-1

  irrevocable injury to Company, inadequately compensable in damages. Accordingly, Company may seek and obtain injunctive relief against the breach or threatened breach of the foregoing undertakings in addition to any other legal remedies which may be available. Employee further acknowledges and agrees that the covenants contained in this agreement are necessary for the protection of Company's legitimate business interests and are reasonable in scope and in content.

          6.    Survival of Confidentiality.    Notwithstanding Section 1 above, the provisions of this agreement relating to confidentiality will survive the termination of this agreement and be enforceable in perpetuity.

          7.    Enforceability.    The provisions of this agreement will be enforceable in spite of the existence of any claim or cause of action of Employee against Company, whether predicted on this agreement or otherwise.

          8.    Purchaser's Right to Enforce.    Employee recognizes that Company entered into this agreement with Employee as a condition of the Purchase Agreement and that Purchaser will become sole shareholder of Company. For this reason, Employee acknowledges and agrees that Purchaser will be entitled to enforce this agreement to protect its interest as if it were a party to it.

          9.    Governing Law and Arbitration.    This agreement will be construed in accordance with the laws of the state of Kansas. Irrespective of the choice of law, the parties agree that any and all disputes, claims or controversies arising out of or relating to this agreement that are not resolved by their mutual agreement shall be submitted to final and binding arbitration before a single arbitrator mutually acceptable to the parties, in Kansas City, Missouri, pursuant to the United States Arbitration Act, 9 U.S.C. Sec. 1 et seq.

          10.    General Provisions.    This agreement contains the entire agreement of the parties relating to its subject matter. This agreement may be modified only by an instrument in writing signed by both parties to it. Any notice to be given under this agreement will be sufficient if it is in writing and sent by certified or registered mail to Employee at his residence address as the same appears on the books and records of Company or to Company at its principal office, or otherwise as directed by Company, from time to time.

        IN WITNESS TO THE FOREGOING PROVISIONS, the undersigned have set their hands to this agreement as of the date first written above.

HEARTLAND CORPORATION, a Kansas corporation
By:	/s/ SCOTT H. HILKENE Scott H. Hilkene, President
EMPLOYEE
Name:
Title:
Date:

C3-2

EXHIBIT D
ESCROW AGREEMENT

        THIS ESCROW AGREEMENT ("Agreement") is made as of                        , 2002, by WD-40 Manufacturing Company, a California corporation, as escrow agent ("Escrow Agent"), WD-40 Company, a Delaware corporation and sole shareholder of Escrow Agent ("Purchaser"), Scott Hilkene ("Shareholder") and Sally Hilkene ("Ms. Hilkene").

RECITALS

        A.    Purchaser, Shareholder and Ms. Hilkene are parties to that certain Purchase Agreement dated May    , 2002 (the "Purchase Agreement"), whereby Purchaser will purchase all of the outstanding shares of common stock of Heartland Corporation ("Company"), and Shareholder and Ms. Hilkene each will receive as consideration, among other things, shares of Purchaser's $0.001 par value Common Stock ("Purchaser Stock"). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings assigned to them in the Purchase Agreement.

        B.    Pursuant to Section 8.6 of the Purchase Agreement, Shareholder and Ms. Hilkene have collectively agreed to place in escrow with Escrow Agent, that number of shares of Purchaser Stock equal to $2,500,000, based on the Purchaser Stock Valuation Price (the "Escrow Shares").

        C.    The Escrow Shares to be delivered to Escrow Agent pursuant to this Agreement shall be held by Escrow Agent and released to either Purchaser or Shareholder and Ms. Hilkene, as the applicable case may be, on the terms and conditions set forth in this Agreement.

        In consideration of the foregoing and the covenants set forth herein, the parties agree as follows:

        1.    Establishment of Escrow.

          (a)  Deposit of Escrow Shares. At the Closing, Shareholder and Ms. Hilkene agree that Purchaser shall transfer to Escrow Agent, stock certificates representing the Escrow Shares in the amounts set forth on Exhibit A hereto. Unless otherwise indicated, the term "Escrow Shares" includes any shares of Purchaser's Common Stock or any other property (other than cash dividends) that result from any share dividend, reclassification, stock split, spin-off, subdivision or combination of shares, recapitalization, merger or similar events made with respect to the Escrow Shares. In addition, Shareholder and Ms. Hilkene shall each execute and deliver to Escrow Agent two (2) blank stock transfer powers with respect to the Escrow Shares.

          (b)  Receipt of Deposit. Escrow Agent hereby acknowledges receipt of the Escrow Shares and blank stock transfer powers and agrees to act as escrow agent and to hold, safeguard and disburse the Escrow Shares pursuant to the terms and conditions hereof.

        2.    Dividends; Voting and Rights of Ownership.    Any cash dividends made in respect of the Escrow Shares shall be distributed to Shareholder and Ms. Hilkene on a pro rata basis. Each of Shareholder and Ms. Hilkene shall have the right to vote their respective Escrow Shares so long as the Escrow Shares are held in escrow, and Purchaser shall take all steps necessary to allow the exercise of such rights.

        3.    Claims.

          (a)  Making a Claim. Purchaser may at any time and from time to time, until all of the Escrow Shares have been released as provided herein, assert one or more claims (each, a "Claim") against the Escrow Shares with respect to any matter giving rise to a claim for indemnification against Shareholder pursuant to Article VIII of the Purchase Agreement by giving written notice of the Claim (the "Notice of Claim") to Shareholder and Ms. Hilkene, which notice shall (i) identify and describe the nature of the Claim in reasonable detail; (ii) identify the section(s) of the Purchase Agreement alleged to have been breached; and (iii) state the amount of the Claim (estimated if necessary)("Claim Amount"). Except for a Claim brought pursuant to Section 8.5(e) of the

  Purchase Agreement, Claims are subject to the $75,000 basket described in Section 8.5(b) of the Purchase Agreement.

          (b)  Satisfaction of Claims.

              (i)  If a Notice of Claim is given in accordance with Section 3(a) and Escrow Agent does not receive, within 20 business days after the Notice of Claim is received by Shareholder and Ms. Hilkene, a notice from either Shareholder or Ms. Hilkene (an "Objection Notice") stating that a dispute exists relating to the Notice of Claim and the basis of such dispute in reasonable detail, Escrow Agent shall, on the 21st business day after Shareholder's and Ms. Hilkene's receipt of the Notice of Claim, release from escrow for transfer to Purchaser that number of Escrow Shares to satisfy such Claim, based on the Purchaser Stock Valuation Price. Unless otherwise provided for herein, satisfaction of any Claim Amount hereunder shall be split equally between Shareholder and Ms. Hilkene.

            (ii)  If Escrow Agent receives an Objection Notice within such 20 business day period, Escrow Agent shall promptly forward same to Purchaser and continue to hold the Escrow Shares in escrow until such dispute is resolved. Purchaser and Shareholder, Ms. Hilkene or both, as the case may be (collectively or individually, the "Objecting Party"), shall attempt in good faith to resolve the dispute set forth in the Objection Notice. If Purchaser and the Objecting Party are able to resolve such dispute, Escrow Agent shall release from escrow to Purchaser that number of Escrow Shares agreed upon by Purchaser and the Objecting Party. If Purchaser and Objecting Party fail to resolve the dispute within 30 calendar days after Escrow Agent receives the Objection Notice, the dispute may at any time thereafter be submitted by Purchaser or the Objecting Party to arbitration in San Diego, California before a single arbitrator reasonably acceptable to both Purchaser and the Objecting Party in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. Purchaser and the Objecting Party will equally split the cost of the arbitration filing and hearing fees, and the arbitrator will have authority to award attorneys' fees to the prevailing party. Purchaser and the Objecting Party agree that the arbitrator's award shall be final and binding upon them with respect to the dispute and judgment may be entered thereon in any court having jurisdiction thereof; provided, however, that notwithstanding any provision contained herein to the contrary Purchaser and Objecting Party may settle any dispute by mutual agreement at any time. Purchaser, Shareholder and Ms. Hilkene agree that promptly after the issuance of such final award by the arbitrator, Escrow Agent may release from escrow that number of Escrow Shares, if any, to satisfy such final award, based on the Purchaser Stock Valuation Price.

          (c)  Objecting Party. Shareholder and/or Ms. Hilkene may elect to file an Objection Notice individually or collectively. In the event an Objection Notice is filed by either Shareholder or Ms. Hilkene individually, without the concurrence of the other party, the non-objecting party shall have no duty to assist the Objecting Party with his or her dispute, and the Objecting Party shall be solely responsible for all costs and expenses associated with such objection, subject to an award of fees by an arbitrator as provided in Section 3(b)(ii).

        4.    Release of Escrow Shares.    The Escrow Shares shall be released to Shareholder and Ms. Hilkene in accordance with Sections 8.5(e) and 8.6 of the Purchase Agreement.

        5.    Termination.    This Agreement shall terminate on the date upon which all of the Escrow Shares shall have been completely released pursuant to Sections 3 or 4 above.

        6.    Notices.    Any notice required or permitted hereunder shall be in writing and may be hand-delivered or sent by certified mail return receipt requested, commercial overnight delivery or facsimile transmission:

    If to Purchaser:

      WD-40 Company
      1061 Cudahy Place
      San Diego, California 92110
      Attention: Garry O. Ridge

      Fax: (619) 275-1095

    With a copy to:

      Gordon & Rees LLP
      101 West Broadway, Suite 1600
      San Diego, California 92101
      Attention: John B. Sidell, Esq.

      Fax: (619) 696-7124

    If to Shareholder:

      Scott Hilkene
      8713 Catalina
      Prairie Village, KS 66207

      Fax:

    With a copy to:

      Norton, Hubbard, Ruzicka & Kreamer, LC
      130 N. Cherry
      P.O. Box 550
      Olathe, KS 66051
      Attn: Thomas Ruzicka, Esq.

      Fax: (913) 782-2012

    If to Ms. Hilkene:

      Sally Hilkene
      2700 Verona Rd.
      Shawnee Mission, KS 66208

      Fax: (913) 432-9221

    With a copy to:

      McCollum & Parks, L.C.
      Country Club Plaza, Suite 425
      Two Emanuel Cleaver II Boulevard
      Kansas City, MO 64112
      Attention: Frank B.W. McCollum

      Fax: (816) 756-0883

    If to Escrow Agent:

      WD-40 Manufacturing Company
      1061 Cudahy Place
      San Diego, California 92110
      Attention: Garry O. Ridge

      Fax: (619) 275-1400

    With a copy to:

      Gordon & Rees LLP
      101 West Broadway, Suite 1600
      San Diego, California 92101
      Attention: John B. Sidell, Esq.

      Fax: (619) 696-7124

or to such other address or facsimile number as any party may provide the others in writing.

        7.    Amendments.    This Agreement may not be amended, modified, supplemented or otherwise altered, except by a writing signed by all the parties hereto.

        8.    No Waivers.    Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

        9.    Entire Agreement.    Together with the Purchase Agreement, this Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained.

        10.    Headings.    Section headings are for convenience of reference only and shall have no effect in the interpretation of this Agreement.

        11.    Further Assurances.    Each of the parties hereto shall execute and deliver all other instruments, including additional blank stock transfer powers, and take all other actions that the other parties hereto may reasonably request from time to time to effectuate the transactions provided for herein.

        12.    Severability.    If any provision of this Agreement is held to be illegal, invalid or unenforceable to any extent, that provision shall be severed herefrom to the extent possible consistent with the overall meaning hereof and the remainder of this Agreement shall continue in effect.

        13.    Applicable Law.    This Agreement and all questions relating to its validity, interpretation, performance and enforcement, shall be governed by and construed in accordance with the laws of the State of Kansas, notwithstanding any conflict-of-law provisions to the contrary.

        14.    Counterparts.    This Agreement may be executed in any number of counterparts, each of which is an original and all of which, taken together, shall constitute a single instrument.

        15.    Construction.    The provisions of this Agreement were negotiated by all parties and shall be deemed to have been drafted by all parties hereto.

        16.    Purchase Agreement.    This is the Escrow Agreement referred to in the Purchase Agreement and the terms of this Agreement shall be subject to the Purchase Agreement. In the event of any conflict between this Agreement and the Purchase Agreement, the terms of the Purchase Agreement shall prevail.

        [Signature Page Follows]

        IN WITNESS WHEREOF, each of the parties hereto has executed and delivered this Agreement as of the date first above written.

ESCROW AGENT:
WD-40 MANUFACTURING COMPANY, a California corporation
By:

Its:

PURCHASER:
WD-40 COMPANY, a Delaware corporation
By:

Its:

SHAREHOLDER:
/s/ SCOTT HILKENE Scott Hilkene
MS. HILKENE:
/s/ SALLY HILKENE Sally Hilkene

[Signature Page to Escrow Agreement]

EXHIBIT A

ESCROW SHARES

NAME	SHARES	PERCENTAGE OF TOTAL
Scott Hilkene		50%
Sally Hilkene		50%

QuickLinks

  Exhibit 10(a)
PURCHASE AGREEMENT
RECITALS
ARTICLE I THE TRANSACTION
ARTICLE II CLOSING
ARTICLE III REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER AND MS. HILKENE
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER
ARTICLE V LEASE OF FACILITY
ARTICLE VI ADDITIONAL COVENANTS
ARTICLE VII CLOSING CONDITIONS
ARTICLE VIII INDEMNIFICATION
ARTICLE IX TERMINATION
ARTICLE X MISCELLANEOUS
ARTICLE XI SECURITIES LAW COMPLIANCE
EXHIBIT A REGISTRATION RIGHTS AGREEMENT
EXHIBIT B FORM OF COMPANY COUNSEL OPINION LETTER
EXHIBIT C-1 CONFIDENTIALITY AND NON-COMPETITION AGREEMENT
EXHIBIT C-2
CONFIDENTIALITY AND NON-COMPETITION AGREEMENT
RECITALS
EXHIBIT C-3 CONFIDENTIALITY AGREEMENT
RECITALS
EXHIBIT D ESCROW AGREEMENT
RECITALS
EXHIBIT A ESCROW SHARES